UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	[	X	]
Filed by a Party other than the Registrant	[		]

Check the appropriate box:

[		]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	X	]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Under §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[	X	]	No fee required.
[		]	Fee paid previously with preliminary materials.
[		]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 29, 2026

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2026 annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, June 10, 2026 at the Shoe Carnival, Inc. corporate headquarters located at 1800 Innovation Point, Fort Mill, South Carolina. The Annual Meeting will begin at 11:00 a.m., Eastern Daylight Time (EDT).

You will find information regarding the business to be conducted at the Annual Meeting in the Notice of Annual Meeting of Shareholders and Proxy Statement, including information you should consider when you vote your shares. As allowed by the rules of the Securities and Exchange Commission, we are furnishing this Proxy Statement, our 2025 Annual Report to Shareholders and our other proxy materials to our shareholders primarily via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

At the Annual Meeting, in addition to the matters described in the Notice of Annual Meeting of Shareholders and the Proxy Statement, which includes Proposal 4 – the approval of an amendment to the Company’s articles of incorporation to change the Company’s name to Shoe Station Group, Inc., I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, representation of your shares is important. We encourage you to vote your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form as soon as possible to ensure your shares are voted regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

Vice Chairman of the Board

Interim President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2026

The annual meeting of shareholders of Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) will be held at our corporate headquarters located at 1800 Innovation Point, Fort Mill, South Carolina, on Wednesday, June 10, 2026, at 11:00 a.m., EDT, for the following purposes:

(1) To elect two directors to serve until the 2029 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2) To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for Fiscal 2026;

(4) To approve an amendment to the Company’s articles of incorporation to change the Company’s name to Shoe Station Group, Inc.; and

(5) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 13, 2026 will be eligible to vote.

As allowed by the rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet. Accordingly, on or about April 29, 2026, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2025 annual report to shareholders to our other shareholders.

Whether or not you plan to attend the meeting, your vote is important, and we urge you to vote promptly as described below and in the accompanying materials.

You may vote your shares online via the Internet, or	You may vote your shares by telephone, or

You may vote your shares in person at the annual meeting, or	If you received a copy of the proxy materials by mail, you may vote by returning your proxy card in the self-addressed envelope provided.

If a bank, broker or nominee holds your shares, please review the voting options provided by them on your voting instruction form and act accordingly. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 10, 2026

The notice of annual meeting of shareholders, proxy statement, form of proxy card and 2025 annual report to shareholders are available at www.envisionreports.com/SCVL.

By Order of the Board of Directors,

W. Kerry Jackson, Executive Vice President Chief Financial Officer and Secretary April 29, 2026

SHOE CARNIVAL, INC.
1800 Innovation Point
Fort Mill, South Carolina 29715

PROXY STATEMENT
Annual Meeting of Shareholders

June 10, 2026

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of shareholders (the “annual meeting”) and at any adjournment or postponement thereof. We are holding this annual meeting at 11:00 a.m., EDT, on Wednesday, June 10, 2026, at our corporate headquarters located at 1800 Innovation Point, Fort Mill, South Carolina. Directions to the annual meeting can be obtained by calling 812-867-4034.

As allowed by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to our shareholders primarily via the Internet. This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about April 29, 2026, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2025 annual report to shareholders to our other shareholders. If you received an E-Proxy Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

What proposals will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

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To elect two directors to serve until the 2029 annual meeting of shareholders and until their successors are elected and have qualified;
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To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below and under “Executive Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;
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To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2026; and
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To approve an amendment to our amended and restated articles of incorporation (our “articles of incorporation”) to change our name to Shoe Station Group, Inc.

In addition, any other business that may properly come before the annual meeting will be considered and a vote will be taken. The Board currently knows of no additional business that is to be brought before the annual meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•
FOR the election of Diane E. Randolph and J. Wayne Weaver as directors (Proposal 1);
•
FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);
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FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2026 (Proposal 3); and
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FOR the approval of the amendment to our articles of incorporation to change our name to Shoe Station Group, Inc. (Proposal 4).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 13, 2026, the record date for the meeting. As of April 13, 2026, there were 27,484,181 shares of our common stock outstanding and entitled to vote at the annual meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

A proxy might indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors and the proposal relating to executive compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the director, which for this proposal means that the number of shares voted “FOR” the director’s election must exceed the number of shares voted “AGAINST” the director’s election. Shareholders will not be allowed to cumulate their votes in the election of the directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposal 2 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposal 3 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Abstentions will not affect the outcome of this proposal.

Proposal 4 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Abstentions will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by using any of the following methods:

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Via the Internet. You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the proxy card if you receive printed copies of the proxy materials by mail.

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By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card and following the recorded instructions.
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By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and mailing it back in the postage-paid envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.
•
In Person at the Annual Meeting. If you attend the annual meeting, you may vote your shares in person. If you choose to vote in person at the annual meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance by proxy via the Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend the annual meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you may vote your shares by using any of the following methods:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the voting instruction form if you receive printed copies of the proxy materials by mail.
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By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.
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By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and mailing it back in the envelope provided.
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In Person at the Annual Meeting. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares. Please contact that organization for instructions regarding obtaining a legal proxy. Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified. If you are a shareholder of record and you submit your proxy via the Internet, by telephone or by signing and returning your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of each of the nominees listed under Proposal 1 and “FOR” Proposals 2, 3 and 4. If any other matters properly come before the meeting, the persons indicated as proxies will vote that proxy based on their judgment on such matters. If your shares are held in “street name” and you do not provide your broker, bank or other nominee with specific voting instructions, your broker, bank or other nominee may vote on Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2026, and Proposal 4, the approval of an amendment to our articles of incorporation to change our name to Shoe Station Group, Inc. However, your broker, bank or other nominee cannot vote your shares without specific instructions on Proposals 1 and 2. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on Proposals 1 and 2, your broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

May I revoke my proxy?

If you have submitted your proxy via the Internet, by telephone or by mail, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, delivering a subsequently dated proxy via the Internet, by phone or by mail or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

Are there any defined terms used in this proxy statement?

The below sets forth the definitions for certain defined terms used in this proxy statement:

•
Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Referred to herein, "Fiscal 2025" is the fiscal year ended January 31, 2026; “Fiscal 2024” is the fiscal year ended February 1, 2025; “Fiscal 2023” is the fiscal year ended February 3, 2024; “Fiscal 2022” is the fiscal year ended January 28, 2023; and “Fiscal 2021” is the fiscal year ended January 29, 2022. Fiscal 2025, Fiscal 2024, Fiscal 2022 and Fiscal 2021 all consisted of 52 weeks. Fiscal 2023 consisted of 53 weeks. “Fiscal 2026” is our current fiscal year ending January 30, 2027 and will consist of 52 weeks.
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Our Amended and Restated Executive Incentive Compensation Plan is referred to as the “EICP.”
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The Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan is referred to as the “2017 Equity Plan.”
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Our Code of Business Conduct and Ethics is referred to as our “Code of Ethics.”
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Our Board of Directors is referred to as the “Board.” The committees of our Board are referred to as follows: the Nominating and Corporate Governance Committee is referred to as the “Nominating Committee”; the Compensation Committee is referred to as the “Compensation Committee, except in the Compensation Discussion and Analysis where it is referred to as the “Committee”; and the Audit Committee is referred to as the “Audit Committee.”
•
Our “Executives” are our named executive officers included in the Summary Compensation Table on page 31 of this proxy statement. For Fiscal 2025, our Executives included Mark J. Worden, our former President and Chief Executive Officer, W. Kerry Jackson, our Executive Vice President - Chief Financial Officer and Secretary, Marc A. Chilton, our Senior Executive Vice President - Chief Operating Officer, Tanya E. Gordon, our Executive Vice President - Chief Merchandising Officer, J. Wayne Weaver, our Chairman of the Board, and Patrick C. Edwards, our Senior Vice President - Controller and Treasurer and former Senior Vice President - Chief Financial Officer and Treasurer.
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Our performance-based stock units and service-based restricted stock units granted to the Executives and others are referred to as “PSUs” and “RSUs”, respectively.
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In our Pay Versus Performance disclosure beginning on page 42, the Summary Compensation Table is referred to as the “SCT,” the compensation actually paid, calculated in accordance with the SEC’s rules, is referred to as “CAP,” total shareholder return is referred to as “TSR” and our principal executive officer is referred to as our “PEO.”
•
The Securities Exchange Act of 1934, as amended, is referred to as the “Exchange Act.”
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The Nasdaq Stock Market LLC is referred to as “Nasdaq.”
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The Public Company Accounting Oversight Board is referred to as the “PCAOB.”
•
The United States Securities and Exchange Commission is referred to as the “SEC.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board currently consists of six members, divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At the annual meeting, our shareholders will be asked to elect two directors. Diane E. Randolph and J. Wayne Weaver have been nominated by the Board, upon the recommendation of the Nominating Committee, for election as directors for a term to expire at the 2029 annual meeting of shareholders and until their successors are elected and have qualified. Ms. Randolph has served as a director since 2021 and serves on the Audit Committee, Compensation Committee, and Nominating Committee. Mr. Weaver has served as a director since 1988 and is Chairman of the Board.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted “for” the director’s election must exceed the number of shares voted “against” the director’s election. This majority vote standard is in effect because this is an uncontested election (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the director would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation. The director who tenders his or her resignation may not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.” The nominees for election as directors at the annual meeting are currently serving on the Board.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. The Nominating Committee’s general view is to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board. However, as the Board and Nominating Committee continue to assess the long-term succession planning of the Board and its collective skill set, incumbent directors may not be re-nominated in future years and the size of the Board is subject to change.

Over the recent years, several board members have transitioned from our Board, creating space for new directors whose backgrounds and areas of expertise have broadened the collective skill set and perspectives of our Board. With our recent CEO transition, we have reduced the size of the Board to six members for the immediate future. Our Board continues to seek qualified candidates with diverse skills, experiences, and backgrounds to add to the Board as part of its long-term succession plan.

Set forth below are the current nominees for director as well as our other current continuing directors and information regarding each person’s service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominees and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

Diane E. Randolph

Ms. Randolph served as the Chief Information Officer of U.S. beauty retailer, Ulta Beauty, Inc. (“Ulta”) from 2014 to 2020. Prior to Ulta, Ms. Randolph served as the Chief Information Officer of Reitmans (Canada) Limited, a Canadian specialty apparel retailer, from 2008 to 2014. In August 2023, Ms. Randolph was appointed to the Board of Directors of Dollar Tree, Inc., a Fortune 200 retailer, and serves on its Audit Committee and Finance Committee. In March 2025, Ms. Randolph was appointed to the Board of Directors of WorkJam, Inc., a nonpublic company that delivers digital frontline workplace technology and in January 2024, Ms. Randolph was appointed to the Board of Directors of XCCommerce, Inc., a private company that provides innovative promotion management solutions to the retail industry. Ms. Randolph served on the Board of Directors of Flexe, Inc., a venture-backed, nonpublic company that delivers technology-powered, omnichannel logistics programs, from 2022 to 2026 and currently serves in an advisory role. Ms. Randolph has also served on the Executive Committee of the National Retail Federation CIO Council and on the Advisory Council of Chicago CIOs and was a board member of Core-Mark Holding Company, Inc. from January 2020 to September 2021 when it was acquired.

Mr. Randolph’s areas of relevant experience include retail sector information technology, cybersecurity, risk management, supply chain, and human resources.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2029
Director since: 2021
Age: 71

J. Wayne Weaver

Mr. Weaver has served as Chairman of our Board since March 1988. From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women’s footwear. Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2029
Director since: 1988
Age: 91

The Board recommends a vote FOR each of the director nominees listed above.

DIRECTORS CONTINUING IN OFFICE

Charles B. Tomm

Mr. Tomm has served as Chairman & Chief Executive Officer of Pablo River Partners, an investor in the retail automotive industry, since 2017. Previously, he was President & CEO of Brumos Automotive (Mercedes-Benz, Porsche and Lexus) from January 2009 until its sale in 2016. He entered the retail automotive business in 1994 as Vice President, Chief Financial Officer and General Counsel of Coggin Automotive, becoming President & Chief Operating Officer in 1997. After a 1998 merger with Asbury Automotive Group, Inc. (“Asbury”) and a subsequent merger with Courtesy Automotive, Mr. Tomm became President and CEO of Coggin/Courtesy AutoGroup, with 27 dealerships and $1.7 billion in revenue. He served as a director of Asbury (ABG, NYSE) from 2000-2002 and 2005-2007. Prior to entering the retail automotive industry, he was Executive Vice President & COO of PIE Nationwide Inc. (trucking), an investment banker, Deputy General Counsel of Schlumberger Ltd. (SLB, NYSE; oilfield services), Vice President & General Counsel of Arkansas Best Corporation (ARCB, NASDAQ; trucking - now ArcBest Corporation), an adjunct professor of law at the University of Arkansas and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP) in New York City. He is an emeritus trustee of Washington & Lee University and of Mayo Clinic, and was a lacrosse coach for twelve years at The Bolles School. From 1968 until 1972, Mr. Tomm served on the Navy’s only troop-carrying submarine as a diver and officer, and he served in the active reserves from 1972 until 1975, earning the Submarine Warfare Insignia (dolphins) and the Navy Achievement, Viet Nam Service, Viet Nam Campaign and National Defense Medals.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, corporate finance, capital markets, financial reporting, risk management and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2027
Director since: 2017
Age: 80

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Drinker Biddle & Reath LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2028
Director since: 2012
Age: 81

Andrea R. Guthrie

Ms. Guthrie has served as the Chief Strategy Officer at Kiln Holdings, Inc., a provider of flexible office and lifestyle spaces in the western United States, since October 2021. From 2015 to July 2023, she also led Gyde Travel, LLC, an online travel technology business, which she co-founded in 2015. From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, e-commerce, consumer insights and market research, loyalty/CRM, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2028
Director since: 2015
Age: 54

Clifton E. Sifford

Mr. Sifford has served as our Vice Chairman of the Board since October 2021 and as our Interim President and Chief Executive Officer since February 24, 2026. From September 2019 to September 2021, Mr. Sifford served as our Vice Chairman of the Board and Chief Executive Officer. Mr. Sifford also served as our President and Chief Executive Officer from October 2012 to September 2019. Mr. Sifford served as our Chief Merchandising Officer from October 2012 to March 2016. From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President – General Merchandise Manager and from April 1997 to June 2001, Mr. Sifford served as our Senior Vice President – General Merchandise Manager.

Mr. Sifford, as our Vice Chairman and Interim President and Chief Executive Officer, brings to the Board an in-depth knowledge of our Company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2028
Director since: 2012
Age: 72

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

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To oversee management performance on behalf of our shareholders;

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To ensure that the long-term interests of our shareholders are being served; and

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To monitor adherence to and the effectiveness of our internal standards and policies.

Annual Meeting of Shareholders and Board Meetings

Our directors are expected to attend the annual meeting of shareholders each year, and six of our then seven directors attended our 2025 annual meeting of shareholders. During Fiscal 2025, the Board held five meetings. Each of our directors standing for re-election and each of our directors continuing in office attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served during Fiscal 2025.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

As previously disclosed, on February 24, 2026, Mark J. Worden departed from his position as our President and Chief Executive Officer and resigned as a member of the Board. On the same date, the Board appointed Clifton E. Sifford, our Vice Chairman of the Board, to serve as our Interim President and Chief Executive Officer. Mr. Sifford continues to also serve as Vice Chairman of the Board. The search for a permanent successor to serve as President and Chief Executive Officer is underway.

The Board has determined at this time that the separation of the offices of Chairman of the Board and Interim Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the Interim Chief Executive Officer to better focus on running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing rules of Nasdaq (the “Nasdaq Listing Rules”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Mr. Aschleman, Ms. Guthrie, Ms. Randolph, and Mr. Tomm. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).

To facilitate communication between our management and our non-employee directors, Mr. Tomm has been designated as the Lead Independent Director and presides at executive sessions of the non-employee directors. Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with our Interim Chief Executive Officer. The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board and our Vice Chairman of the Board and Interim President and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at investors.shoecarnival.com/governance/governance-documents.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight” for additional information. The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of four non-employee directors: Mr. Tomm (Chair), Mr. Aschleman, Ms. Guthrie and Ms. Randolph. The Board and the Audit Committee believe the current member composition satisfies the Nasdaq Listing Rules governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. The Board has also determined that Mr. Tomm qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during Fiscal 2025.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The Compensation Committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive Compensation – Compensation Discussion and Analysis” starting on page 17 of this proxy statement.

In the fourth quarter of Fiscal 2024, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. Meridian advised the Compensation Committee with respect to the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program for Fiscal 2025 and Fiscal 2026, including a comparison of such programs to companies in the peer group. Meridian reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee assessed the independence of Meridian pursuant to SEC rules and the Nasdaq Listing Rules and concluded that no conflicts of interest existed. For a further description of Meridian’s role in setting Fiscal 2025 compensation, see “Executive Compensation – Compensation Discussion and Analysis – Determination of Compensation Amounts” on page 21 of this proxy statement

The Compensation Committee consists of four non-employee directors: Mr. Aschleman (Chair), Ms. Guthrie, Ms. Randolph and Mr. Tomm. Each of the members meets the independence requirements of the Nasdaq Listing Rules and Rule 10C-1(b)(1) promulgated under the Exchange Act and is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act. During Fiscal 2025, none of the members of the Compensation Committee were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee of the Company. In addition, none of the members of the Compensation Committee were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held five meetings during Fiscal 2025.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors, and (iv) oversight of matters that involve our image, reputation and standing as a responsible corporate citizen. As the nominating body of the Board, it also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race/ethnicity and age diversity. Broadly defined, diversity means diversity of viewpoints, background and experience. The Nominating Committee implements that policy, and assesses its effectiveness, by examining the collective skillset, backgrounds and experiences of all of the directors on the Board when it selects nominees for directors.

Director candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms or other persons. The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 1800 Innovation Point, Fort Mill, South Carolina 29715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2027 Annual Meeting.” The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of three non-employee directors: Ms. Guthrie (Chair), Mr. Aschleman, and Ms. Randolph. Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq Listing Rules. The Nominating Committee met four times during Fiscal 2025.

Board and Committee Role in Risk Oversight

Our Board has ultimate oversight responsibility for our risk management process, and its various committees assist the full Board in fulfilling these oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face, principally through Audit Committee reports to the Board and summary briefings provided by management. Risks associated with technology are a particular focus, and at least annually, our Senior Vice President and Chief Information Officer provides reports to the Audit Committee regarding our protocols, material threats or incidents and other developments related to our information technology, including cybersecurity risks. The Audit Committee members, as well as each other Board member, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.

The charter of the Nominating Committee includes specific authority to assist the Board in its oversight of matters relating to our image, reputation, and standing as a responsible corporate citizen. Our management periodically provides reports to the Nominating Committee addressing our human capital resources, initiatives that reduce our impact on the environment and the impact these areas may have on our public image.

The Compensation Committee regularly reviews the risks associated with how we compensate our executive officers and Board members and oversees our compensation recovery policy. For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive Compensation – Compensation-Related Risk Assessment” on page 30 of this proxy statement. As further noted on page 27 of this proxy statement, our compensation recovery policy applies to accounting restatements as required by the Nasdaq Listing Rules, and also applies to fraud or intentional misconduct resulting in a violation of law that causes significant financial or reputational harm to us, which is not required by the Nasdaq Listing Rules.

SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

We recognize and embrace the importance of being a good corporate citizen who values our associates, meaningfully gives back to our communities and actively addresses the impact our operations have on the environment. We understand that accomplishing these goals, along with delivering strong financial performance, drives long-term shareholder value.

Culture and Human Capital Management

We have built an employee-centric, customer-focused organization designed to compete at the highest levels in the retail industry. Our commitment to, and investment in, a strong performance culture is paramount to our long-term sustainability and success.

Our Workforce

We are firmly committed to providing equal opportunities in all aspects of employment and believe that all individuals should be treated with respect and dignity. We are dedicated to attracting, developing, maintaining and supporting an inclusive workforce that includes individuals with a wide range of backgrounds, life experiences and cultures. We believe that these varied experiences enhance our connection with our diverse customer base and enable us to better serve our customers. We hire, promote and compensate our employees based on merit, experience or other work-related criteria. We do not tolerate harassment or unlawful discrimination. Mandatory annual training for all employees empowers the workforce and instills these virtues into our culture.

We have clear policies encouraging strong relationships and protecting open lines of communication with management at every level. This, coupled with our non-retaliation policy, encourages employees to communicate issues and seek immediate redress of those issues if they should arise.

As of our Fiscal 2025 year end, our workforce identified as 62% female, 37% male and 1% did not identify. Our broad-based leadership team, including those who manage and lead our stores and those who lead the Company, identified as 50% female and 50% male. With respect to ethnicity, our leadership team identified as 74% Caucasian and 26% non-Caucasian.

Our Board

Currently, two of four of our non-employee Board members and two of six of our total Board members identify as female. Our Board continues to seek qualified candidates with diverse skills, experiences and backgrounds as part of its long-term succession plan.

Retention

We believe our employee-centric culture not only supports higher levels of execution and performance, but also has led to increased retention of key talent.

Our store-level training programs provide the foundation for long-term careers and our ability to promote from within. We support the first-time jobs for many of our associates where they gain workforce experiences that may grow into long-term careers.

Currently, nearly all of our general managers and nearly all of our district managers who oversee those general managers were trained, developed and promoted from within. As of our Fiscal 2025 year end, of our district managers, 67% have been employed by the Company for more than 20 years. The average tenure of our general managers was 13 years as of Fiscal 2025 year end.

Individuals who comprise our leadership team, which includes our named executive officers, vice presidents and senior director-level employees, have been employed for an average of 22 years.

Annually we survey a cross-section of employees on matters involving policy and procedure, organizational structure, operating style, commitment to hiring a competent workforce and commitment to integrity and ethical values. Since 2004, responses to this survey have had an average score of 4.0 to 4.3, with 4 being “agree” and 5 being “strongly agree.”

Employee Benefits

Among the many ways we seek to serve our employees, we offer a complete range of benefits. These include competitive wages and incentives; an employee stock purchase plan with a discount off the fair value of our common stock; employer-subsidized medical plans with dental and vision benefits; qualified and unqualified defined contribution plans with employer matching contributions; and merchandise discounts, among other benefits.

Training and Code of Business Conduct and Ethics

We are dedicated to strengthening our culture and execution through ongoing training for all associates. We are uniquely focused on training within our store-level, customer-facing operations. Employees must obtain necessary certifications in order to be responsible for the keys to a store and eventually to become a general manager. Our broad-based training program also engages and educates employees on the following key topics:

•
Code of Business Conduct and Ethics (“Code of Ethics”);
•
Insider trading;
•
Non-discrimination and anti-harassment;
•
Cybersecurity awareness and responsibility; and
•
Supply chain security.

More information regarding our approach to conducting business responsibly, including our guidelines on discrimination and harassment, can be found in our Code of Ethics. The Code of Ethics applies to all of our Board members, officers and employees, including our principal executive officer and principal financial and accounting officer.

Our Code of Ethics is posted on the investor relations portion of our website at investors.shoecarnival.com/ governance/governance-documents. We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website. In addition, any waivers of the Code of Ethics for our Board members or executive officers will be disclosed in a Current Report on Form 8-K.

We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees and by the Company that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq Listing Rules applicable to us. A copy of this policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended January 31, 2026.

Expectations of our Vendor Partners

Our vendor code of conduct is posted on our website at www.shoecarnival.com/content/about-us#vendor-code-of-conduct. As set forth in the vendor code of conduct, we expect our vendors to have similar, ethical business practices to those set forth in our Code of Ethics and our other policies and procedures and follow both in spirit and letter. We expect our vendors to promote fair dealing and disclose conflicts. The vendor code of conduct (1) includes prohibitions against forced or involuntary labor, discrimination, harassment and abuse and (2) promotes fair labor standards, workforce health and safety, compliance with environmental law, supply chain security, data security, and arm’s length transactions.

Safety of our Employees and Security of our Data

We strive to provide our associates with a safe and healthy work environment. We measure OSHA recordable incidents to gauge the success of our safety protocols. During calendar year 2025, we recorded 52 OSHA recordable incidents compared to our average incidents over the last five years (2021 to 2025) of 56.2.

Our strategies to address the ever-expanding complexities of protecting customer and employee data and executing our business strategies in an increasingly digital world continue to advance. Our technology department monitors and regularly tests compliance with our protocols, provides regular updates to employees and management and conducts annual training.

Community and Nonprofit Support Initiatives

We are committed to helping build stronger communities by giving back to the areas where we do business. Throughout our history, we have demonstrated that commitment through sponsored events, educational programs, charitable donations, and volunteerism all focused on assisting the communities where we operate. We support both national and local chapters of nonprofit organizations such as the Two Ten Footwear Foundation, United Way, Junior Achievement, National CASA/GAL Association, Youth First, the American Red Cross, Ronald McDonald House Charities, and Habitat for Humanity. With respect to the Two Ten Foundation, a non-profit organization focused on the well-being of footwear industry families, we pledged $1 million over the next three years to support college scholarships and emergency disaster relief.

In addition, every year each store is provided funds to support local nonprofits in its local community. Further, corporate associates can request and receive an annual financial stipend to support family-related nonprofit initiatives important to their families.

Our stores serve as a platform for our customers to contribute to causes by providing the option for customers to “round up” transactions to the nearest dollar, among other initiatives. Organizations that have recently benefited from our ability to perform this critical function include St. Jude Children’s Research Hospital, the Boys and Girls Club, the American Cancer Society, and the Marine Toys for Tots Foundation.

We are fully committed to accessibility for our disabled customers, whether at our physical stores or through our e-commerce platforms. Our partnership with eSSENTIAL Accessibility allows all customers, regardless of ability, to shop via our websites. Through an assistive technology app, customers who have trouble typing, moving a mouse, gesturing or reading a screen are able to navigate our websites using hands-free face tracking, voice activated controls, visual click assist, an on-screen keyboard, and speech-to-text.

Environmental Initiatives

We seek to minimize our impact on the environment by actively implementing environmentally friendly processes throughout our business, including energy efficiency initiatives, waste minimization and the use of recycled materials within our supply chain. Our most significant areas of focus are fuel and packaging material used to deliver merchandise to our Evansville distribution center and stores; the HVAC and lighting systems in our stores, Evansville distribution center and corporate offices; and recycling methods.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives. The “Executives” are our former President and Chief Executive Officer, our current Executive Vice President – Chief Financial Officer and Secretary, and our other current and former executive officers named in the Summary Compensation Table on page 31 of this proxy statement.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to approve the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement. We believe that our Fiscal 2025 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance and was effective in fulfilling the Compensation Committee’s compensation objectives.

Although the outcome of this annual vote is not binding on the Company, our Board or our Compensation Committee, our Board and our Compensation Committee value the opinion of our shareholders and will consider the results of the vote on this proposal when setting future compensation for our Executives.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

Executive Compensation

Compensation Discussion and Analysis

Overview

This “Compensation Discussion and Analysis” section of the proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow (the “Executives”), as determined and approved by the Compensation Committee (the “Committee”). The Committee maintains the following executive compensation governance practices, each of which reinforces our compensation philosophy and objectives:

What We Do	What We Do Not Do
• Long-term equity-based awards granted to our Executives are weighted toward performance-based stock units (“PSUs”).	• Our Executives’ employment contracts do not provide for excise tax gross-ups upon a change in control and do not guarantee salary increases, bonuses or awards of equity-based compensation.
• Both our annual cash incentive plan and our PSUs include performance thresholds and payout caps.	• Our directors and Executives are prohibited from hedging and pledging our stock.
• Our PSUs only vest following a change in control if employment is terminated without cause or for good reason (“double trigger”).	• Our Executives receive limited perquisites.
• Our directors and executive officers are subject to stock ownership requirements.	• There is no guaranteed return or above-market return on compensation that has been deferred.
•
Our compensation recovery (clawback) policy for each Executives’ incentive compensation applies to both accounting restatements due to material noncompliance with financial reporting requirements, as well as fraud and intentional misconduct.

•
The Amended and Restated Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”) does not provide for automatic grants, automatic replenishment, or recycling of awards used to satisfy Executive tax withholding obligations.

• The Committee has the discretion to lower performance-based awards when it determines that such adjustments would be in the best interests of the Company and our shareholders.	• We have not granted stock options since 2008, and no dividends are paid on RSUs or PSUs until they vest.
•
Compensation decisions for the CEO and other Executives are subject to the review and approval of the Compensation Committee, comprised of independent directors and advised by its selected independent advisors.
• We do not provide any pension benefits.

Our Executives for Fiscal 2025

In Fiscal 2025, the following executive officer transitions occurred:

•
On February 20, 2025, Marc A. Chilton was promoted to Senior Executive Vice President – Chief Operating Officer.
•
Carl N. Scibetta, our former Senior Executive Vice President – Chief Merchandising Officer, retired as planned on April 4, 2025. Mr. Scibetta was succeeded by Tanya E. Gordon, who was appointed as our Executive Vice President – Chief Merchandising Officer and an executive officer, effective as of April 6, 2025.
•
In June 2025, W. Kerry Jackson, who had served as our Chief Financial Officer for 27 years prior to his retirement from the Company in May 2023, rejoined the Company as our Senior Vice President, New Business Development. On September 28, 2025, Mr. Jackson re-assumed the role of Executive Vice President – Chief Financial Officer and Secretary. Effective that same date, Patrick C. Edwards, our then Senior Vice President, Chief Financial Officer and Treasurer, was appointed to the role of Senior Vice President, Special Projects and currently serves as our Senior Vice President – Controller and Treasurer.

As a result of these executive transitions, our executive officers and their positions at the end of Fiscal 2025 included:

Mark J. Worden, President and Chief Executive Officer
W. Kerry Jackson, Executive Vice President – Chief Financial Officer and Secretary
Marc A. Chilton, Senior Executive Vice President – Chief Operating Officer Tanya E. Gordon, Executive Vice President – Chief Merchandising Officer
J. Wayne Weaver, Chairman of the Board
Clifton E. Sifford, Vice Chairman of the Board

In addition, after Fiscal 2025 year-end, on February 24, 2026, Mr. Worden departed from his position as our President and Chief Executive Officer. On the same date, the Board appointed Mr. Sifford, our Vice Chairman of the Board, to serve as our Interim President and Chief Executive Officer. Mr. Sifford continues to also serve as Vice Chairman of the Board.

This Compensation Discussion and Analysis focuses principally on the compensation paid to Mr. Worden, Mr. Jackson, Mr. Chilton, and Ms. Gordon in Fiscal 2025. The compensation paid to Mr. Edwards and Mr. Weaver in Fiscal 2025 is discussed on page 26.

Target Pay Mix

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation. The following charts show, with respect to Mr. Worden, our former Chief Executive Officer, and our other Executives, (i) base salary, (ii) target annual cash incentives under our Executive Incentive Compensation Plan (the “EICP”), and (iii) the grant date fair value of the PSUs and service-based RSUs granted to our Executives under our 2017 Equity Plan, each as a percentage of total target direct compensation, for Fiscal 2025. The other Executives include Mr. Jackson, Mr. Chilton and Ms. Gordon.

Target CEO Pay Mix
Base Salary
20%
Annual Cash
Incentives
26%
Long-Term Equity
Awards
54%

Target Other Executive Average Pay Mix
Long-Term Equity Awards 35%
Base Salary 36%
Annual Cash Incentives 29%

Fiscal 2025 Financial Results

The following table highlights comparisons of some of the key financial metrics that we use to evaluate our performance for the purposes of making compensation decisions. Fiscal 2023 consisted of 53 weeks due to the retail calendar we follow. All other years presented consisted of 52 weeks. ($ amounts in thousands except per share data)

Key Financial Metrics	Fiscal 2025	Fiscal 2024	Fiscal 2023
Net Sales	$1,135,324	$1,202,885	$1,175,882
Comparable Store Sales Change	(5.6)%	(3.9)%	(8.8)%
Gross Profit Percentage	36.6%	35.6%	35.8%
Operating Income	$66,758	$91,152	$93,505
Net Income	$52,269	$73,766	$73,348
Diluted Net Income Per Share	$1.90	$2.68	$2.68

Since the acquisition of Shoe Station in Fiscal 2021, we have been evaluating customer analytics and market data and developed strategies to expand the Shoe Station banner. In light of the divergent Net Sales trends between Shoe Station and the broader family footwear sales channel, including Shoe Carnival, over the past several years, we announced plans to operate a greater portion of our store base under our Shoe Station banner. As part of this strategy, a 10-store in-market test was completed during Fiscal 2024, pursuant to which certain underperforming Shoe Carnival stores were closed, and new Shoe Station stores were opened in those markets. During Fiscal 2025, we scaled up and rebannered 101 stores, consisting of 73 Shoe Carnival stores and all 28 Rogan’s stores acquired in Fiscal 2024. At the end of Fiscal 2025, Shoe Station stores represented approximately 34% of our total store fleet, compared to approximately 10% at the end of Fiscal 2024.

In evaluating the performance of the 101 rebannered stores, particularly Net Sales in the second-half of Fiscal 2025, we observed that, while Shoe Station’s e-commerce results have been a meaningful contributor to banner-level sales growth, demonstrating strong consumer response to the Shoe Station brand and assortment online, there was significant variability in in-store sales performance across rebannered locations, with some stores performing well and others not achieving anticipated results. As a result, we made the strategic decision to slow the pace of store rebanners in Fiscal 2026 from our previously announced timelines to allow time to identify which consumer demographics are responding most favorably to the Shoe Station format, to determine which marketing channels are most effective in driving new customer acquisition, and to refine product mix in rebannered stores to improve in-store conversion. We now expect to rebanner approximately 21 stores during the first half of Fiscal 2026 while this evaluation is conducted.

In Fiscal 2025, our Net Sales declined 5.6% compared to Fiscal 2024, primarily due to a 7.7% decline in Net Sales at our Shoe Carnival banner as we maintained pricing discipline despite pressure on lower-income consumers and reduced promotional marketing. In contrast, our Shoe Station banner achieved Net Sales growth of 2.7% in Fiscal 2025 compared to Fiscal 2024, driven by our rebanner strategy, including omnichannel growth.

We achieved a Gross Profit margin of 36.6% in Fiscal 2025, up 100 basis points from Fiscal 2024 and above 35% for the fifth consecutive year. This increase included a 180 basis point increase in our merchandise margin, driven by disciplined pricing across all banners, a favorable mix shift toward Shoe Station’s higher income customers and deliberate inventory management decisions made in anticipation of tariff cost increases. This increase was reduced by 80 basis points from buying, distribution and occupancy costs primarily due to deleverage on lower Net Sales.

Our Operating Income declined $24.4 million in Fiscal 2025 compared to Fiscal 2024, and our Fiscal 2025 Net Income was $52.3 million, or $1.90 per diluted share, compared to $73.8 million, or $2.68 per diluted share, in Fiscal 2024. We estimate that our Operating Income and Net Income in Fiscal 2025 declined by approximately $24.1 million, or $0.66 per diluted share, compared to Fiscal 2024 as a result of rebanner-related investment due to lost sales during a four-to-six-week store closure period through each store’s grand opening, store closing costs and asset write-offs, additional depreciation of new store construction costs, customer acquisition costs and other costs. The decline in Net Income per Diluted Share was also impacted by certain tax credits and other benefits associated with the Rogan’s acquisition that totaled $0.19 in Fiscal 2024 and did not recur in Fiscal 2025. Our Net Income per Diluted Share otherwise increased $0.07 year over year before the impact of these prior year Rogan’s acquisition related benefits and Fiscal 2025 rebanner investments.

Our Fiscal 2025 financial results, along with our financial results from Fiscal 2024 and our rebanner strategy, are more fully described in Item 1, “Business” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

Compensation Philosophy and Objectives of the Overall Compensation Program

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating our executive compensation plans, policies and programs. Regarding most compensation matters, including Executive compensation, our Chief Executive Officer provides recommendations to the Committee. However, the Committee is solely responsible for setting Executive compensation and does not delegate this function.

Our compensation philosophy is to closely align the interests of our Executives with the interests of our shareholders. To accomplish this, we enact programs to attract, retain and motivate the finest talent possible at all levels of the organization. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. We strive for our compensation program to be competitive, treat all employees fairly, consider the appropriate proportions of rewarding management and shareholders, and balance the perception of other stakeholders regarding the competitiveness and reasonableness of our Executive compensation. The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation or a specific competitive pay positioning percentile. Our compensation programs emphasize financial stability and liquidity while maintaining a focus on our core operating results and top-line growth.

Our compensation programs have the following characteristics:

•
Each individual’s compensation is based on the level of job responsibility, the individual’s level of performance and the Company’s overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•
A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of PSUs and service-based RSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•
Compensation takes into consideration the value of similar jobs in the marketplace. To retain a highly skilled workforce, our goal is to be competitive with the compensation paid by those with whom we compete for talent.

The Committee, along with management, recognizes that the challenges faced by a retail organization require compensation programs to remain flexible to meet prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is subjective because the Committee does not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success. We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy embedded in our compensation programs.

Determination of Compensation Amounts

In December 2024, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. Meridian advised the Committee with respect to the peer group utilized in setting Executive compensation for Fiscal 2025 and the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program, including a comparison of such programs to companies in our peer group. Meridian also advised the Committee with respect to Executive pay levels and practices relative to market practices and reviewed pay recommendations for our Executives. In setting Fiscal 2025 compensation, the Committee also reviewed tally sheets for each Executive and other compensation information specific to each Executive. Although the Committee reviewed the compensation data of the peer group companies in setting Fiscal 2025 compensation, it did not rely solely on the peer group data in developing Fiscal 2025 compensation decisions.

With the assistance of Meridian, the Committee approved the following peer group for Fiscal 2025. This was the same peer group used in Fiscal 2024, with the exception of removing Hibbett, Inc., which is no longer a public company:

Fiscal 2025 Peer Companies
Boot Barn Holdings, Inc.	Designer Brands Inc.
The Buckle, Inc.	Genesco Inc.
Caleres, Inc.	Oxford Industries, Inc.
Carter's Inc.	Steven Madden, Ltd.
The Cato Corporation	Tilly's, Inc.
Citi Trends, Inc.	Wolverine World Wide, Inc.
Crocs, Inc.	Zumiez Inc.

Impact of Say-on-Pay Vote on our Executive Compensation Decisions in Fiscal 2025

At our 2024 annual meeting, the annual say-on-pay vote received approximately 99% shareholder approval. As a result of this strong shareholder support, the Committee made no material changes to our Executive compensation programs approved for Fiscal 2025 because of the 2024 say-on-pay vote. The say-on-pay vote held at our 2025 annual meeting received approximately 91% shareholder approval. The

Committee continues to work with our investor relations professionals to ensure that our Executive compensation programs and governance oversight protocols are responsive to our shareholders’ needs.

When determining how often to hold say-on-pay votes, the Board considered the strong preference for an annual vote expressed by our shareholders at our 2024 annual meeting. Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held at our 2029 annual meeting.

Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2025 Outcomes

On March 12, 2025, the Committee set Executive compensation levels for Fiscal 2025 for Mr. Worden, Mr. Chilton, and Ms. Gordon. The Committee completed its review and approval of the Fiscal 2025 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance considering the prior year internal goals and set Executive compensation for Fiscal 2025 based on this evaluation. On September 23, 2025, the Committee approved changes to Mr. Jackson’s compensation, effective September 28, 2025 upon his assumption of the Executive Vice President – Chief Financial Officer role.

Base Salary

Base salary provides for fixed compensation and rewards the core competencies of each Executive relative to job responsibilities, skill set, industry experience, tenure and individual performance. The Committee also considers the Company’s overall performance and peer group data for comparable positions when setting base salaries. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.

The base salary at the end of Fiscal 2025 for each of the Executives listed below was approved as follows:

	Annual Base Salary
Name	Fiscal 2025	Percentage Increase Compared to Fiscal 2024
Mark J. Worden	$1,060,900	3.0%
W. Kerry Jackson (1)	$565,000	N/A
Marc A. Chilton (2)	$625,000	10.3%
Tanya E. Gordon (3)	$500,000	21.4%

(1)
Mr. Jackson’s base salary as shown in the Summary Compensation Table reflects his base salary of $400,000 from June 6, 2025 to September 27, 2025 while he served as our Senior Vice President of New Business Development and the increase in his base salary to $565,000 that was approved by the Committee in connection with his assumption of the Executive Vice President – Chief Financial Officer role and was effective from September 28, 2025 through the end Fiscal 2025.
(2)
Mr. Chilton’s annual base salary was increased to reflect his promotion to Senior Executive Vice President and increase in responsibilities and to align with peer group data.
(3)
Ms. Gordon’s annual base salary was increased to $500,000 in connection with her promotion to Executive Vice President and Chief Merchandising Officer and was effective as of April 6, 2025.

Annual Cash Incentives under the EICP

The EICP is a performance-based cash incentive program, which is designed to reward members of our management team, including our Executives, for meeting financial goals. Performance targets may be based on one or more specified business criteria and performance periods may be for one or more full fiscal years or for a spring or fall season.

On March 12, 2025, the Committee established the performance criteria and targets for a cash bonus that all officers, including the Executives, could earn under the EICP based on our operating income for Fiscal 2025, calculated in accordance with U.S. generally accepted accounting principles (“Operating Income”). At that time, the Committee also established the threshold, target and maximum performance levels, with payout for performance between threshold and target and between target and maximum Operating Income to be interpolated.

The Operating Income business criteria was first selected by the Committee in 2017, and after considering our current business strategy, the Committee determined that using Operating Income remained appropriate for evaluating our performance for Fiscal 2025.

When setting the threshold, target and maximum performance levels, the Committee utilized financial projections prepared by management. These projections incorporated various assumptions related to our rebanner strategy, Rogan's planned operating results in its first full year of ownership, comparable store sales, gross profit, new store openings, store closings and selling, general and administrative expense levels. These projections also incorporated known risk factors inherent with the economic retail climate and reflected both the challenges and opportunities facing the Company, including the economic conditions impacting the financial health of our customer base.

Given these projections, risks and uncertainties, and in particular taking into account the planned expenditures related to our rebanner strategy and the expected impact on our Fiscal 2025 Operating Income, the Committee determined that the target Operating Income for Fiscal 2025 should be set at approximately 77% of our Fiscal 2024 Operating Income, or $70.114 million. Upon the attainment of target Operating Income for Fiscal 2025, each Executive would earn the target bonus.

Consistent with recommendations received from Meridian, the Committee approved EICP threshold, target and maximum incentive opportunities to provide additional focus on driving annual Operating Income results, as follows:

•
The payout percentages as a percentage of base salary at threshold, target, and maximum performance levels were set at 31.25%, 125%, and 218.75%, respectively, for Mr. Worden, unchanged from Fiscal 2024.

•
Mr. Jackson’s payout percentages were pro-rated as a result of his promotion to Executive Vice President – Chief Financial Officer in September 2025. For the portion of Fiscal 2025 that Mr. Jackson served as our Executive Vice President – Chief Financial Officer, his target payout percentage was 75%, his threshold payout percentage was 18.75%, and his maximum payout percentage was 131.25%, consistent with the payout percentages established for Ms. Gordon on March 12, 2025. For the portion of Fiscal 2025 prior to his promotion, his target payout percentage was 50%, his threshold payout percentage was 12.5%, and his maximum payout percentage was 87.5%.

•
Mr. Chilton’s bonus opportunity increased to 85% at target performance, 21.25% at threshold performance, and 148.75% at maximum performance, reflective of his increased responsibilities as a Senior Executive Vice President and to provide additional focus on driving annual Operating Income performance.

•
Ms. Gordon’s bonus opportunity increased to 75% at target performance, 18.75% at threshold performance and 131.25% at maximum performance to reflect her promotion to Executive Vice President – Chief Merchandising Officer and the increased responsibilities associated with that role.

•
The threshold Operating Income goal was set at approximately 90% of the target performance goal. The maximum Operating Income goal was set at 110% of the target performance goal.

The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various levels of Operating Income in Fiscal 2025, and the resulting EICP payout.

	EICP Opportunity as % of Salary			Operating Income Goals ($ in millions)				EICP Payout
	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual	% of Salary	$000s
Mark J. Worden	31.25%	125.0%	218.75%	$63.103	$70.114	$77.125	$66.758	N/A (1)	N/A (1)
W. Kerry Jackson	16.32%	65.3%	114.27%					41.9%	$132,722
Marc A. Chilton	21.25%	85.0%	148.75%	(90% of		(110% of	(94.6% of	54.5%	$340,527
Tanya E. Gordon	18.75%	75.0%	131.25%	Target)		Target)	Target)	48.1%	$240,372

(1)
Mr. Worden was not entitled to an EICP payout for Fiscal 2025 under the terms of the EICP, as he was not employed on the payment date. However, the EICP payout that Mr. Worden would have otherwise earned totaling $850,036, or 80.1% of his Fiscal 2025 annual base salary, was paid to him in April 2026 as severance pursuant to the terms of his amended and restated employment and noncompetition agreement and will be included in his Fiscal 2026 compensation.

Additional Bonuses

No discretionary bonuses were awarded by the Committee to Executives during Fiscal 2025.

Long-Term Equity-Based Incentives under the 2017 Equity Plan

Equity compensation is an important element in the overall compensation of our Executives and other key employees. These awards vest over time and/or upon the achievement of performance goals, supporting executive retention while motivating leaders to navigate challenging periods and drive long-term performance improvement. Since June 2017, long-term equity-based incentive awards have been granted to our Executives pursuant to the 2017 Equity Plan, at the discretion of the Committee.

On March 12, 2025, the Committee granted a combination of PSUs and service-based RSUs as equity-based incentive compensation to members of our management, including Mr. Worden, Mr. Chilton and Ms. Gordon. In furtherance of Executive attraction and retention goals and consistent with recommendations from Meridian, for Fiscal 2025 the Committee continued with the mix of long-term equity awards, vesting periods and payout opportunities utilized in Fiscal 2024.

The Committee determined that approximately 60% of the total grant date fair value of the Fiscal 2025 equity awards granted to the Executives, at the target level of performance, would be PSUs and approximately 40% would be service-based RSUs. The Committee determined that the equity grant mix created an appropriate, market-competitive balance between aligning executive rewards with long-term shareholder value creation and promoting Executive retention in a very competitive and highly volatile market.

When Mr. Jackson was appointed our Executive Vice President – Chief Financial Officer, he was awarded a one-time grant of 20,000 service-based RSUs on September 29, 2025 that vest in full on the third anniversary of the grant date, provided that he maintains continuous service with us through such vesting date. This RSU grant was in recognition of Mr. Jackson’s increased responsibilities, for retention purposes and to ensure continuity in the Chief Financial Officer role, and in recognition of the RSUs that he had forfeited upon his retirement in 2023. Mr. Jackson was not granted any other equity awards in Fiscal 2025.

The target number of PSUs and the service-based RSUs granted to our Executives for Fiscal 2025 were as follows:

Name	Target Number of PSUs	Number of Service- Based RSUs
Mark J. Worden	77,944	51,962
W. Kerry Jackson	–	20,000
Marc A. Chilton	19,898	13,265
Tanya E. Gordon	13,469	8,980

PSUs Granted on March 12, 2025

The Committee chose to continue to use EPS as the performance measure for the PSUs. Given the uncertainty impacting the economic health of our customer base, including the impact of inflation on discretionary spending and outcomes associated with our rebanner strategy, the Committee decided to continue using a one-year performance period (Fiscal 2025) as the measurement period for the PSUs. After taking into consideration the potential dilutive effect of the PSUs on our shareholders, the Committee authorized a range of goals at threshold, target, and maximum levels of performance, and set the percentage of the number of PSUs that may be earned at 25% for threshold performance and at 175% for maximum performance, consistent with Fiscal 2024.

The EPS target of $1.99 was set by the Committee at approximately 74% of the EPS earned in Fiscal 2024. When setting this EPS target, performance criteria and range of potential outcomes for the Fiscal 2025 grant, the Committee considered the same the financial projections and related risks and uncertainties considered when establishing the performance criteria and range of potential outcomes for annual cash incentives under the EICP discussed on page 23, including those related to our rebanner strategy.

The Committee authorized that a payout for performance between threshold and target and between target and maximum EPS would be interpolated. Performance below the threshold level would result in forfeiture of all PSUs and any dividend equivalents accrued on such PSUs. The Committee determined to change the threshold and maximum goals from those used in Fiscal 2024. No PSUs would be earned if Fiscal 2025 EPS did not equal or exceed $1.79 (90% of target), compared to 96% of target in the prior year. The maximum performance goal was set at 110% of the target performance goal, compared to 115% of target in the prior year. The threshold performance goal at 90% of target and the maximum performance goal at 110% of target were consistent with the threshold and maximum performance goals set by the Committee for our annual cash incentives under the EICP for Fiscal 2025.

Consistent with the vesting period utilized in Fiscal 2024, and to further strengthen the retention value of the awards, any PSUs that were earned would cliff vest three years after the grant date on March 31, 2028, provided that the Executive maintained continuous service with us through such date.

The following table sets forth the percentage of target PSUs each Executive would receive based upon the attainment of the various levels of Fiscal 2025 EPS, and the actual Fiscal 2025 results, as certified by the Committee on March 3, 2026 (the “determination date”).

	2025 PSU Payout Schedule
	Below				FY 2025
	Threshold	Threshold	Target	Maximum	Actual
FY 2025 EPS	< $1.79	$1.79	$1.99	$2.19	$1.90
% of Target	< 90%	90%	100%	110%	95.5%
Payout (% of Target Number of PSUs)	0%	25%	100%	175%	66.3%

As a result of Mr. Worden’s separation from the Company on February 24, 2026, which was before the determination date for the PSUs granted in Fiscal 2025, the PSUs that were granted to him in Fiscal 2025 were forfeited in accordance with their terms.

RSUs Granted in Fiscal 2025

The service-based RSUs granted on March 12, 2025 vest one-half on March 31, 2027 and one-half on March 31, 2028, provided that the Executive maintains continuous service with us through such dates. This vesting period, which is consistent with the vesting period utilized in Fiscal 2024, was utilized to further strengthen retention and to align with the peer group data.

As discussed above, when Mr. Jackson was appointed our Executive Vice President – Chief Financial Officer, he was awarded a one-time grant of 20,000 service-based RSUs on September 29, 2025 that vest in full on September 29, 2028, provided that he maintains continuous service with us through such vesting date.

RSUs granted to our Executives, including those granted in Fiscal 2025, provide for accelerated vesting of such awards upon a change in control. The Committee determined at that a single trigger solely for the RSUs (and not the PSUs) and solely for our Executives (and not our other officers who received RSUs) appropriately balanced both shareholder interests and the interests of our Executives, as the RSUs comprise a smaller portion of each Executive’s long-term equity-based incentives and total target compensation, but provide the Executive protection following a change in control if there are subsequent changes in his or her total compensation, level of responsibility and/or work location.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention, including an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. In addition, we provide for an automobile allowance for certain Executives and our former Chief Executive Officer was eligible for limited personal utilization of the Company-provided aircraft in Fiscal 2025. These other executive benefit programs and perquisites were not changed from Fiscal 2024. Details of our perquisites are contained in footnote 5 to the Summary Compensation Table.

Compensation Decisions Impacting Patrick C. Edwards, our Former Senior Vice President – Chief Financial Officer, Treasurer and Secretary and our current Senior Vice President – Controller and Treasurer

On March 12, 2025, the Committee approved a 6.25% increase in Mr. Edwards’ annual base salary to $425,000 to reflect his increased responsibilities as Chief Financial Officer and to better align with the peer group data. This base salary was effective until December 8, 2025, when his annual base salary was reduced to $325,000 upon becoming our Senior Vice President – Controller and Treasurer. Mr. Edwards participated in the EICP for the entire Fiscal 2025, with his bonus opportunity set at 75% of his base salary for target performance, 18.75% for threshold performance, and 131.25% for maximum performance, consistent with Ms. Gordon. Mr. Edwards earned an EICP payout of 48.1% of his base salary earned in Fiscal 2025, or $197,052.

On March 12, 2025, the Committee granted Mr. Edwards 11,449 PSUs and 7,633 service-based RSUs as equity-based incentive compensation. The terms of Mr. Edwards’ awards are the same as those of the other Executives that were granted awards on that date. Also, consistent with the other Executives, 66.3% of the PSUs granted to him were earned and vest on March 31, 2028, subject to his continued service with us through such date.

Compensation Decisions Impacting J. Wayne Weaver, our Chairman of the Board

In determining Mr. Weaver’s compensation for Fiscal 2025, the Committee reviewed peer group data on executive Chairman compensation that had been prepared by Meridian, including both the amount and the type of compensation payable. The Committee determined that for his service as Chairman in Fiscal 2025, Mr. Weaver’s annual compensation would be increased from $300,000 to $400,000, with $300,000 payable in cash and $100,000 payable in shares of stock to be granted under the 2017 Equity Plan on the date of the Company’s annual meeting of shareholders and which would be fully vested upon grant.

Decisions Regarding our Executive Compensation Programs for Fiscal 2026

The Committee reengaged Meridian to serve as its independent compensation consultant for Fiscal 2026. Meridian advised the Committee with respect to the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program, including a comparison of such programs to companies in the peer group.

On March 3, 2026, the Committee approved our Executive compensation for Fiscal 2026 after taking into consideration Meridian’s advice and recommendations. Changes made to our compensation programs for Fiscal 2026 include the following:

•
Base salary increases for the Executives were as follows: 3.5% for Mr. Jackson; 3.0% for Mr. Chilton and 12.0% for Ms. Gordon. Ms. Gordon’s base salary increase was to reflect her increased responsibilities and to align with market and peer group data.
•
The performance metric utilized for the EICP for Fiscal 2026 was changed from GAAP Operating Income to Adjusted Operating Income and the performance metric utilized for the PSUs granted in Fiscal 2026 was changed from GAAP EPS to Adjusted EPS. These changes were made to allow the Committee the flexibility to adjust for significant events that are unusual in nature or infrequently occurring, such as CEO transition costs.
•
In connection with his appointment as Interim President and Chief Executive Officer, commencing effective February 24, 2026 and continuing throughout the period he serves as Interim President and Chief Executive Officer and Vice Chairman of the Board of the Company, Mr. Sifford will:
o
Receive an annual base salary of $1,000,000;
o
Continue to receive an additional monthly stipend in the amount of $2,957;
o
Participate in our EICP for Fiscal 2026, with a bonus opportunity of 100% of his annual base salary at target performance, 25% at threshold performance, and 175% at maximum performance; and
o
Receive a monthly automobile allowance in the amount of $1,100.
•
On March 3, 2026, Mr. Sifford also received a one-time grant of 112,220 service-based RSUs to reflect the additional responsibilities he has assumed in the Interim President and Chief Executive Officer position, which RSUs will vest in full on March 31, 2027, provided that he maintains continuous service with us through such vesting date. Mr. Sifford did not receive any other equity awards for Fiscal 2026.

Compensation Recovery Policy

On June 19, 2023, the Board, based on the recommendation of the Committee, adopted an amended and restated policy providing for the recoupment of certain incentive compensation awarded to our current and former “officers,” as defined in Section 16a-1(f) of the Exchange Act, which includes our Executives. The policy was amended and restated to align with the Nasdaq Listing Rules with respect to compensation recovery policies that were finalized during 2023.

The policy applies to an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws. Other than in the case of certain limited exceptions, promptly following such an accounting restatement, the Committee is to determine the excess of the amount of incentive-based compensation received by a covered executive officer during a three-fiscal-year lookback period over the amount of incentive-based compensation that otherwise would have been received based on the restated financial results, computed without regard to any taxes paid. The Company is to provide notice of this amount to each covered executive officer, who must promptly repay or return that excess compensation.

The policy also applies to fraud or intentional misconduct committed by a covered executive officer that results in a violation of law and that causes significant financial or reputational harm to the Company. To the extent deemed appropriate by the Committee, the Company will seek recovery or repayment of a covered executive officer’s incentive compensation that is awarded, vested or paid, is scheduled to be vested or paid or is currently in a performance measurement period, calculated net of taxes paid or payable by the executive officer. The time period for such recoupment includes the fiscal year in which the fraud or illegal misconduct occurred, the three fiscal years preceding such fiscal year and any fiscal years subsequent to such fiscal year.

In addition to our internal policy, the Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, because of misconduct, with any financial reporting requirement under the securities laws.

Termination and Change in Control Arrangements

On November 1, 2024, we entered into an Amended and Restated Employment and Noncompetition Agreement with Mr. Worden (the “Amended Worden Agreement”). The Term of the Amended Worden Agreement was through October 31, 2029, with automatic one-year renewals thereafter. For a discussion of the amounts that were payable to Mr. Worden under the Amended Worden Agreement upon his separation from the Company on February 24, 2026, see “Termination and Change in Control Arrangements – Payments to Mr. Worden upon his Separation from the Company” beginning on page 40 of this proxy statement.

We also entered into amended and restated employment and noncompetition agreements with Mr. Chilton and Ms. Gordon on November 1, 2024 and April 6, 2025, respectively, and an employment and noncompetition agreement with Mr. Jackson on September 28, 2025 (collectively, the “Other Executive Officer Agreements”). The Other Executive Officer Agreements provide for an initial one-year term, with automatic one-year renewals thereafter. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

We have not utilized an “excise tax gross-up” provision related to a change in control in our employment agreements for some time and have no intention of reintroducing one.

Further information on our termination and change in control arrangements and amounts that would have been payable to our Executives if a change in control and/or termination had occurred on January 31, 2026, our Fiscal 2025 year end, is contained under the section “Termination and Change in Control Arrangements” beginning on page 37 of this proxy statement.

Stock Ownership Guidelines

Under our stock ownership guidelines, our Chairman of the Board, our Vice Chairman and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary. Unvested and vested shares of restricted stock, RSUs or PSUs awarded as a new hire inducement are not counted toward the ownership requirements except for the Chief Executive Officer, who can elect to have such inducement award count toward the requirements.

Unless otherwise determined by the Committee, until an executive officer has reached the ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award. The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of valuation determination.

The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer has met his or her ownership goal annually. The Committee reviewed the current ownership valuation for each of our executive officers at its March 2026 meeting, using a valuation date of January 31, 2026, our Fiscal 2025 year end. Of our executive officers, Messrs. Weaver, Sifford, and Jackson met the ownership requirements as of that valuation date.

Equity Award Grant Practices

We have not granted stock options to our executive officers since 2008. With respect to the grant of RSUs and PSUs, the Committee approves all annual equity awards to our Executives and other members of management at its first regularly scheduled meeting of the fiscal year, which is held in March of each year. In addition to annual awards, our executive officers may receive awards when they join the Company or change their job status, including promotions. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive officer compensation.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly; and (b) conducting short sales of Company securities. This restriction does not preclude our directors and executive officers from engaging in general portfolio diversification or investing in broad-based index funds.

Other Compensation-Related Matters

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. We made modifications to our plans and our employment agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 and our proxy statement for the 2026 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee
James A. Aschleman (Chair)
Andrea R. Guthrie
Diane E. Randolph
Charles B. Tomm

Compensation-Related Risk Assessment

In March 2026, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it noted the following factors that reduce the likelihood of excessive risk-taking:

•
Our overall compensation levels are competitive with the market.
•
There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•
While the performance criteria used under our EICP was GAAP Operating Income in Fiscal 2025 and prior years and will be Adjusted Operating Income in Fiscal 2026, the overall compensation of our Executives is not overly weighted toward this metric.
•
Our EICP has payouts at multiple levels of performance. The maximum bonus percentage payable under the EICP for Fiscal 2025 was also capped at a percentage of the Executive’s annualized base salary to protect against disproportionately large short-term incentives.
•
The Compensation Committee has the discretion to lower performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•
We do not grant stock options.
•
The performance-based equity awards granted in Fiscal 2025 vested based on our attainment of a GAAP EPS target, and the performance-based equity awards granted in Fiscal 2026 will vest based on the attainment of an Adjusted EPS target, aligning the interests of our Executives with those of our shareholders. Our PSUs granted in Fiscal 2025 were, and Fiscal 2026 are, measured at multiple levels of performance.
•
Under our incentive compensation recovery policy, we will recoup excess incentive compensation received by our Executives in the event of an accounting restatement due to material noncompliance with any financial reporting requirements and may recoup incentive compensation awarded or paid to the Executive if the Executive has committed fraud or intentional misconduct resulting in a violation of law that has caused significant financial or reputational harm to the Company.
•
Stock ownership guidelines applicable to all non-employee directors and all executive officers further align interests with those of our shareholders.
•
Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.

Some of our non-executive employees are eligible to receive bonuses and equity awards. With respect to the non-executive officer employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain. As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for Fiscal 2025 and, where applicable, Fiscal 2024 and Fiscal 2023.

	Fiscal				Non-Equity	All Other
	Year		Bonus	Stock Awards	Incentive Plan	Compensation
Name and Principal Position	(1)	Salary (2)		(3)	Compensation (4)	(5)	Total
Mark J. Worden	2025	$1,060,900	$–	$2,795,577	$–	$201,870	$4,058,347
Former President and Chief	2024	$1,030,000	$–	$2,733,161	$1,105,330	$135,682	$5,004,173
Executive Officer (6)	2023	$1,000,000	$–	$2,124,843	$–	$326,052	$3,450,895

W. Kerry Jackson	2025	$317,102	$–	$421,200	$132,722	$64,174	$935,198
Executive Vice President	2024	$-	$–	$–	$–	$–	$–
Chief Financial Officer and	2023	$189,538	$–	$–	$–	$55,710	$245,248
Secretary (7)

Marc A. Chilton	2025	$625,000	$–	$713,668	$340,527	$272,683	$1,951,878
Senior Executive Vice President	2024	$566,500	$–	$653,587	$364,759	$69,673	$1,654,519
Chief Operating Officer (8)	2023	$550,000	$–	$508,119	$–	$74,073	$1,132,192

Tanya E. Gordon	2025	$481,334	$–	$483,103	$240,372	$68,144	$1,272,953
Executive Vice President
Chief Merchandising Officer (9)

J. Wayne Weaver	2025	$300,000	$–	$100,018	$–	$–	$400,018
Chairman of the Board

Patrick C. Edwards	2025	$409,890	$–	$410,644	$197,052	$70,624	$1,088,210
Senior Vice President	2024	$400,000	$–	$387,655	$171,702	$31,352	$990,709
Controller and Treasurer and	2023	$294,462	$–	$168,121	$–	$31,569	$494,152
Former Senior Vice President,
Chief Financial Officer and
Treasurer (10)

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal 2025 and Fiscal 2024 were each 52-week years. Fiscal 2023 was a 53-week year.

(2)

For Mr. Jackson, his salary in Fiscal 2025 reflects a base salary of $400,000 for the period from June 8, 2025 (his rehire date) to September 27, 2025 and a base salary of $565,000 for the period from September 28, 2025 to January 31, 2026. In Fiscal 2023, his salary reflects a base salary of $640,000 until his May 8, 2023 retirement date.

For Ms. Gordon, her salary in Fiscal 2025 reflects a base salary of $411,762 until April 6, 2025 (the date of her promotion) and a base salary of $500,000 for the period from April 6, 2025 to January 31, 2026.

For Mr. Edwards, his salary in Fiscal 2025 reflects a base salary of $425,000 to December 6, 2025 and a base salary of $325,000 for the period from December 7, 2025 to January 31, 2026. His salary in Fiscal 2023 reflects a base salary of $260,000 until September 24, 2023 and a base salary of $366,000 for the period from September 25, 2023 to February 3, 2024.

(3)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs in all years presented.

The table below sets forth the grant date fair value of the service-based RSUs, or in the case of Mr. Weaver, common stock, granted in Fiscal 2025 and the PSUs granted in Fiscal 2025 at target performance and maximum performance.

		PSUs
	Service-Based RSUs
Name	and Common Stock	Target	Maximum
Mark J. Worden	$1,118,222	$1,677,355	$2,935,371
W. Kerry Jackson	$421,200	$-	$-
Marc A. Chilton	$285,463	$428,205	$749,369
Tanya E. Gordon	$193,250	$289,853	$507,248
J. Wayne Weaver	$100,018	$-	$-
Patrick C. Edwards	$164,262	$246,382	$431,175

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

(4)

GAAP Operating Income achieved for Fiscal 2025 was $66.8 million, which was 94.6% of the target level of performance. As a result, the bonus paid to each Executive who participated in the EICP (other than Mr. Worden) was 41.9% of base salary for Mr. Jackson, 54.5% of base salary for Mr. Chilton, 48.1% of Ms. Gordon’s base salary that was effective on April 6, 2025 upon her promotion to an Executive, and 48.1% of base salary for Mr. Edwards. Mr. Worden was not entitled to an EICP payout for Fiscal 2025 under the terms of the EICP, as he was not employed on the payment date. However, the EICP payout that Mr. Worden would have otherwise received for Fiscal 2025 totaling $850,036, or 80.1% of his Fiscal 2025 annual base salary, was paid to him in April 2026 as severance pursuant to the terms of the Amended Worden Agreement and will be included in his Fiscal 2026 compensation.

GAAP Operating Income achieved for Fiscal 2024 was $91.2 million, which was 99.1% of the target level of performance. As a result, the bonus paid to each Executive who participated in the EICP was 107.3% of base salary for Mr. Worden, 64.4% of base salary for Mr Chilton and 42.9% of base salary for Mr. Edwards.

GAAP Operating Income achieved for Fiscal 2023 was $93.5 million, which was below threshold performance. As a result, no bonus was paid to any Executive under the EICP for Fiscal 2023.

(5)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. Perquisites and personal benefits received by certain Executives in Fiscal 2025 included:

•
An automobile allowance of $1,100 per month was paid to Mr. Worden and Mr. Chilton for 12 months, Mr. Edwards for 11 months and Ms. Gordon for 10 months.
•
Limited personal utilization of the Company-provided aircraft by our CEO, the value of which is based on the incremental cost of utilization. For Mr. Worden, the incremental cost for utilizing Company-provided aircraft totaled $83,265.
•
For Mr. Chilton, the cost to reimburse him for relocation costs incurred totaling $187,014, which included a tax gross-up of $84,811. For Mr. Jackson, the cost to reimburse him for relocation costs totaling $62,695, which included a tax gross-up of $28,432.

The amounts in this column for Fiscal 2025 also include (a) matching contributions made by us under our 401(k) and deferred compensation plans; (b) reimbursements under our Executive medical plan; (c) premiums on the Executive’s life and long-term disability insurance; and (d) cash dividend equivalents subject to forfeiture that were paid to the Executive upon the vesting of PSUs and RSUs. These amounts are detailed in the following table:

					Long-term
		Deferred		Life	Disability	Cash Dividend
	401(k)	Compensation	Medical Plan	Insurance	Insurance	Equivalents on
	Match	Plan Match	Reimbursements	Premiums	Premiums	PSUs and RSUs
Mark J. Worden	$7,047	$-	$7,902	$415	$900	$89,141
W. Kerry Jackson	$-	$-	$1,004	$175	$300	$-
Marc A. Chilton	$7,076	$25,438	$17,051	$415	$900	$21,589
Tanya E. Gordon	$7,142	$22,345	$11,402	$415	$900	$14,940
J. Wayne Weaver	$-	$-	$-	$-	$-	$-
Patrick C. Edwards	$6,894	$23,852	$18,412	$415	$900	$8,051

(6)	Mr. Worden separated from the Company on February 24, 2026.
(7)

Mr. Jackson was promoted to Executive Vice President - Chief Financial Officer and Secretary effective September 28, 2025. Mr. Jackson originally retired from the Company on May 8, 2023 and rejoined the Company as our Senior Vice President, New Business Development in June 2025.

(8)	Mr. Chilton was promoted to Senior Executive Vice President - Chief Operating Officer effective February 20, 2025.
(9)	Ms. Gordon was promoted to Executive Vice President- Chief Merchandising Officer effective April 6,2025.
(10)	Mr. Edwards was promoted to Senior Vice President - Chief Financial Officer on September 24, 2023 and became our Senior Vice President – Controller and Treasurer in December 2025.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during Fiscal 2025 to each Executive.

								All Other Stock	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Awards: Number	Fair Value
		Non-Equity Incentive Plan Awards ($)(1)			Equity Incentive Plan Awards (2)			of Shares of	of Stock
	Grant							Stock or	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards (6)
Mark J. Worden	03/12/25				19,486	77,944	136,402		$1,677,355
	03/12/25							51,962 (3)	$1,118,222
		$331,531	$1,326,125	$2,320,719
W. Kerry Jackson	09/29/25							20,000 (4)	$421,200
		$51,764	$207,057	$362,350
Marc A. Chilton	03/12/25				4,975	19,898	34,822		$428,205
	03/12/25							13,265 (3)	$285,463
		$132,813	$531,250	$929,688
Tanya E. Gordon	03/12/25				3,367	13,469	23,571		$289,853
	03/12/25							8,980 (3)	$193,250
		$93,750	$375,000	$656,250
J. Wayne Weaver	06/25/25							5,306 (5)	$100,018
Patrick C. Edwards	03/12/25				2,862	11,449	20,036		$246,382
	03/12/25							7,633 (3)	$164,262
		$76,854	$307,418	$537,981

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income for Fiscal 2025 under the EICP. The material terms of the Executives’ bonus awards under the EICP are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2025 Outcomes ― Annual Cash Incentives under the EICP.” As a result, the bonus paid to each Executive who participated in the EICP (other than Mr. Worden) was 41.9% of base salary for Mr. Jackson, 54.5% of base salary for Mr. Chilton, 48.1% of Ms. Gordon’s base salary that was effective on April 6, 2025 upon her promotion to an Executive, and 48.1% of base salary for Mr. Edwards. Mr. Worden was not entitled to an EICP payout for Fiscal 2025 under the terms of the EICP, as he was not employed on the payment date. However, the EICP payout that Mr. Worden would have otherwise received totaling $850,036, or 80.1% of his Fiscal 2025 annual base salary, was paid to him in April 2026 as severance pursuant to the terms of the Amended Worden Agreement.

(2)

Represents PSUs granted to the Executives on March 12, 2025 under the 2017 Equity Plan. The material terms of these PSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2025 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.” For Fiscal 2025, our Diluted Net Income per Share resulted in below target performance. As a result, the Executives, other than Mr. Worden, earned 66.3% of the target level of PSUs. These PSUs vest on March 31, 2028, subject to the Executive’s continuous service with us though such dates. Upon his separation from the Company, Mr. Worden forfeited these PSUs.

(3)

Represents service-based RSUs granted to the Executives on March 12, 2025 under the 2017 Equity Plan. The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2025 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.” One-half of these RSUs vest on March 31, 2027 and the remaining half vest on March 31, 2028.

(4)

Represents service-based RSUs granted to Mr. Jackson in connection with his promotion to Executive Vice President ― Chief Financial Officer under the 2017 Equity Plan. These awards will cliff vest on September 29, 2028, subject to his continuous service with us through such date.

(5)	Represents the number of shares of common stock granted to Mr. Weaver on June 25, 2025 as a portion of his annual compensation under the 2017 Equity Plan. These shares were fully vested upon grant.

(6)

The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $21.52 on March 12, 2025, $18.85 on June 25, 2025, and $21.06 on September 29, 2025.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards for each Executive as of January 31, 2026, the last day of Fiscal 2025. Mr. Weaver had no outstanding equity awards as of January 31, 2026.

		Stock Awards
			Market Value of
		Number of Shares or	Shares or Units of
	Grant	Units of Stock That	Stock That Have
Name	Date	Have Not Vested	Not Vested (1)
Mark J. Worden
	3/14/2023(2)	22,897	$436,417
	3/13/2024(3)	59,150	$1,127,399
	3/13/2024(4)	34,175	$651,376
	3/12/2025(5)	-	$-
	3/12/2025(6)	51,962	$990,396
W. Kerry Jackson
	9/29/2025(7)	20,000	381,200
Marc A. Chilton
	3/14/2023(2)	5,475	$104,354
	3/13/2024(3)	14,145	$269,604
	3/13/2024(4)	8,172	$155,758
	3/12/2025(5)	13,183	$251,268
	3/12/2025(6)	13,265	$252,831
Tanya E. Gordon
	3/14/2023(2)	3,383	$64,480
	3/13/2024(3)	8,739	$166,565
	3/13/2024(4)	5,049	$96,234
	3/12/2025(5)	8,923	$170,072
	3/12/2025(6)	8,980	$171,159
Patrick C. Edwards
	3/14/2023(2)	1,812	$34,537
	3/13/2024(3)	8,390	$159,913
	3/13/2024(4)	4,847	$92,384
	3/12/2025(5)	7,585	$144,570
	3/12/2025(6)	7,633	$145,485

(1)	The value of the shares that have not vested was computed utilizing $19.06, the closing price of our common stock on Friday, January 30, 2026, the last trading day of Fiscal 2025.

(2)

Represents the service-based RSUs granted on March 14, 2023 under the 2017 Equity Plan. These awards vested on March 31, 2026 or, in the case of Mr. Worden, on February 24, 2026 upon his separation from the Company.

(3)

Represents PSUs granted under the 2017 Equity Plan on March 13, 2024, which were earned based on our actual Diluted Net Income per Share for Fiscal 2024. For Mr. Worden, these PSUs vested on February 24, 2026 upon his separation from the Company. For the other Executives, these PSUs will vest on March 31, 2027, provided the Executive maintains continuous service with us through such date.

(4)

Represents the service-based RSUs granted on March 13, 2024 under the 2017 Equity Plan. For Mr. Worden, these RSUs vested on February 24, 2026 upon his separation from the Company. For the other Executives, one-half of these awards vested on March 31, 2026 and the remaining one-half will vest on March 31, 2027, provided the Executive maintains continuous service with us through such date.

(5)

Represents PSUs granted under the 2017 Equity Plan on March 12, 2025, which were earned by our Executives, other than Mr. Worden, based on our actual Diluted Net Income per Share for Fiscal 2025. Because Mr. Worden was not employed with us on the determination date for these PSUs, these PSUs were forfeited on February 24, 2026 upon his separation from the Company. For the other Executives, these PSUs will vest on March 31, 2028, provided the Executive maintains continuous service with us through such date.

(6)

Represents the service-based RSUs granted on March 12, 2025 under the 2017 Equity Plan. For Mr. Worden, these RSUs vested on February 24, 2026 upon his separation from the Company. For the other Executives, one-half of these awards will vest on March 31, 2027 and the remaining one-half will vest on March 31, 2028, provided the Executive maintains continuous service with us through such dates.

(7)

Represents service-based RSUs granted on September 29, 2025 under the 2017 Equity Plan. This award will cliff vest on September 29, 2028, provided Mr. Jackson maintains continuous service with us through such date.

Option Exercises and Stock Vested

The following table sets forth for each Executive information with respect to the value realized upon the vesting of stock and stock units during Fiscal 2025.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	on Exercise	Vesting	Vesting (1)
Mark J. Worden	-	$-	69,553	$1,529,470
W. Kerry Jackson	-	$-	-	$-
Marc A. Chilton	-	$-	16,836	$370,224
Tanya E. Gordon	-	$-	11,597	$255,018
J. Wayne Weaver	-	$-	5,306	$100,018
Patrick C. Edwards	-	$-	6,248	$137,394

(1)

Amount was calculated by multiplying the number of shares that vested by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Equity Compensation Plan Information

The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan, which was last amended and restated with shareholder approval on June 20, 2023. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock units, restricted stock, stock options, and other equity-based awards to our employees, consultants, advisors and non-employee directors.

Any shares of our common stock subject to an award under the 2017 Equity Plan that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other equity-based awards that vested or any options or stock appreciation rights that were exercised within one year of the time of the violation.

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan and our Employee Stock Purchase Plan. All information is as of January 31, 2026.

Number of Securities
	Number of Securities				Remaining Available
	To be Issued Upon		Weighted Average		for Future Issuance
	Exercise of Outstanding		Exercise Price of		(Excluding Securities
	Options, Warrants and		Outstanding Options,		Reflected in the
Plan Category	Rights		Warrants and Rights		First Column
Equity compensation plans approved by security holders (1)	748,184	(2)	$-	(3)	1,582,672	(4)
Equity compensation plans not approved by security holders (5)	-		-		-
Total	748,184	(2)	$-	(3)	1,582,672	(4)

(1)	Includes the 2017 Equity Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs granted under the 2017 Equity Plan. The amount does not include 69,961 PSUs for which the performance condition was not satisfied based on our annual results for Fiscal 2025.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.

(4)

These shares include 1,498,937 shares available for future issuance under the 2017 Equity Plan. The number of shares available for future issuance under the 2017 Equity Plan has been increased by the 69,961 shares described in footnote 2 above. These shares also include 83,735 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Nonqualified Deferred Compensation and Retirement Plans

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 13 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

Nonqualified Deferred Compensation

In Fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•
On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.
•
Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid. As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.
•
The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.
•
While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.
•
Benefits are paid to participants upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.
•
Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

The following table sets forth, for each Executive that has chosen to participate in our nonqualified deferred compensation plan, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during Fiscal 2025, along with the ending account balance at January 31, 2026. Mr. Worden and Mr. Jackson have chosen not to participate in this plan. Mr. Weaver is not eligible to participate in this plan.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in Last	Aggregate Earnings in	Withdrawals and	Aggregate Balance at
	Last Fiscal Year (1)	Fiscal Year (2)	Last Fiscal Year (3)	Distributions	Last Fiscal Year End
Marc A. Chilton	$100,197	$25,438	$252,019	$-	$1,828,273
Tanya E. Gordon	$55,337	$22,345	$8,297	$-	$223,173
Patrick C. Edwards	$52,527	$23,852	$24,658	$(61,032)	$269,094

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for Fiscal 2025.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for Fiscal 2025.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Termination and Change in Control Arrangements

On November 1, 2024, we entered into amended and restated employment and noncompetition agreements with Mr. Worden and Mr. Chilton. We entered into an amended and restated employment and noncompetition agreement with Ms. Gordon on April 6, 2025 and an employment and noncompetition agreement with Mr. Jackson on September 28, 2025. The agreement with each Executive is similar in form and content; however, payments can vary by Executive and the nature of the termination. None of the agreements with our Executives obligate the Company to pay the Executives an excise tax gross-up payment upon a change in control.

The term of Mr. Worden’s agreement was through October 31, 2029, and the term of Mr. Chilton’s, Ms. Gordon’s and Mr. Jackson’s agreements are through October 31, 2026, April 5, 2026 and September 27, 2026, respectively (such terms, including any extension, are referred to as the “Terms”). The agreements are subject to early termination as provided in the agreements. The agreements are renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party at least 30 days before the end of the then current Term. With respect to Mr. Jackson, Mr. Chilton, and Ms. Gordon, no such notification has been given by any party.

The agreements provide for an annual base salary and entitle the Executive to participate in the EICP, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in all employee benefit plans. Under each of the agreements, employment will terminate upon death and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason. Mr. Worden’s separation from the Company was considered a termination without cause under his agreement.

Under the agreements, “cause” is defined as any one or more of the following actions by the respective Executive:

•
failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness);
•
embezzlement, misappropriation or fraud, whether or not related to employment with us;
•
conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;
•
engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;
•
failure or refusal to comply with any lawful and reasonable instructions of our Board, in the case of Mr. Worden; or our Chief Executive Officer, President, or other executive officer to whom such Executive reports, in the case of Mr. Jackson, Mr. Chilton and Ms. Gordon;

•
material breach of any obligations under the agreement;
•
material breach of our policies;
•
use of alcohol or drugs which interferes with the performance of duties for us or which compromises our integrity or reputation; or
•
engaging in any conduct tending to bring us into public disgrace or disrepute.

Under the agreement with Mr. Worden, “good reason” was defined as the occurrence, without Mr. Worden’s written consent, of any one or more of the following:

•
a material reduction in his base salary;
•
assignment to a position or duties that constitute a material, adverse diminution of his title, authority or duties (other than temporarily while unable to perform duties because of a physical or mental injury or illness);
•
relocation of his principal place of employment to a location that is more than thirty (30) miles from the office at which he was principally based immediately prior to such relocation;
•
failure of any successor or assign to assume obligations as set forth in his agreement; or
•
a material breach of his agreement by us.

For Mr. Worden, the following events also constituted “good reason” if they would have occurred within two years after a change in control:

•
a material reduction in his short-term incentive bonus opportunity;
•
his removal as a Director of the Board (except in conjunction with our termination of his employment for cause or his termination of employment for any reason) or his failure to be reelected as a Director of the Board, or
•
we required him to share his duties of Chief Executive Officer by serving as a Co-Chief Executive Officer.

“Good Reason” under the agreements with Mr. Jackson, Mr. Chilton and Ms. Gordon is defined as the occurrence, without the Executive’s written consent, of a material reduction by us in the Executive’s base salary.

Notwithstanding any other provision of the agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid, any accrued but unpaid time off and all other payments and benefits accrued or vested before the termination date.

The benefits granted to each Executive under the agreements and the 2017 Equity Plan are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of 12 months for Mr. Jackson, Mr. Chilton and Ms. Gordon and 18 months in the case of Mr. Worden, following termination of the Executive’s employment under the agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2017 Equity Plan.

The following tables set forth the estimated payments Mr. Worden, Mr. Jackson, Mr. Chilton and Ms. Gordon would have received from us under each of the specific triggering events pursuant to the terms of their respective agreements, the 2017 Equity Plan and the award agreements that govern their outstanding RSUs and PSUs, assuming that the triggering event took place on January 31, 2026, the last day of our most recently completed fiscal year.

Mark J. Worden
				Qualifying
		Without Cause	For Cause or	Termination	Change in
		or by	by Employee	Following a	Control Without
Description of Payout and/or	Death or	Employee for	Without	Change in	a Qualifying
Accelerated Vesting	Disability	Good Reason	Good Reason	Control	Termination
Cash severance/payment (1)	$-	$3,580,538	$-	$5,967,563	$850,036
Out-placement services (3)	-	10,000	-	10,000	-
Medical and dental benefits (4)	-	61,257	-	61,257	-
Equity awards, accelerated vesting (5) (6) (7)	3,229,051	3,379,332	-	4,394,535	2,184,502
Total	$3,229,051	$7,031,127	$-	$10,433,355	$3,034,538

W. Kerry Jackson
				Qualifying
		Without Cause	For Cause or	Termination	Change in
		or by	by Employee	Following a	Control Without
Description of Payout and/or	Death or	Employee for	Without	Change in	a Qualifying
Accelerated Vesting	Disability	Good Reason	Good Reason	Control	Termination
Cash severance/payment (2)	$-	$1,158,250	$-	$1,751,500	$132,722
Out-placement services (3)	-	-	-	2,500	-
Medical and dental benefits (4)	-	61,257	-	61,257	-
Equity awards, accelerated vesting (5) (6) (7)	387,200	387,200	-	387,200	387,200
Total	$387,200	$1,606,707	$-	$2,202,457	$519,922

Marc A. Chilton
				Qualifying
		Without Cause	For Cause or	Termination	Change in
		or by	by Employee	Following a	Control Without
Description of Payout and/or	Death or	Employee for	Without	Change in	a Qualifying
Accelerated Vesting	Disability	Good Reason	Good Reason	Control	Termination
Cash severance/payment (2)	$-	$1,281,250	$-	$1,937,500	$340,527
Out-placement services (3)	-	-	-	2,500	-
Medical and dental benefits (4)	-	61,257	-	61,257	-
Equity awards, accelerated vesting (5) (6) (7)	793,536	538,868	-	1,083,775	538,868
Total	$793,536	$1,881,375	$-	$3,085,032	$879,395

Tanya E. Gordon
				Qualifying
		Without Cause	For Cause or	Termination	Change in
		or by	by Employee	Following a	Control Without
Description of Payout and/or	Death or	Employee for	Without	Change in	a Qualifying
Accelerated Vesting	Disability	Good Reason	Good Reason	Control	Termination
Cash severance/payment (2)	$-	$1,025,000	$-	$1,550,000	$240,372
Out-placement services (3)	-	-	-	2,500	-
Medical and dental benefits (4)	-	61,257	-	61,257	-
Equity awards, accelerated vesting (5) (6) (7)	510,249	348,362	-	700,316	348,362
Total	$510,249	$1,434,619	$-	$2,314,073	$588,734

(1)

For Mr. Worden, the cash severance for termination without cause or by Mr. Worden for good reason would be paid in a lump sum within two and one half months following a separation from service in an amount equal to 150% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs.

If within two years following a change in control, Mr. Worden had a qualifying termination, cash severance would be paid to him in a lump sum within two and one half months following his separation from service in an amount equal to 250% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs.

Following a change in control without a qualifying termination of Mr. Worden, a cash payment would be paid in a lump sum within 60 days following the change in control in an amount equal to Mr. Worden’s incentive bonus under the EICP for the fiscal year in which the change in control occurs, calculated based on actual performance up to the date of the change in control and prorated based on the number of days in such fiscal year that elapsed as of the date of the change in control. In this example, the cash payment equals the incentive bonus Mr. Worden would have received under the EICP for Fiscal 2025 if he had been employed by us on the payment date of the incentive bonus, based on our actual Fiscal 2025 results, or 80.1% of his Fiscal 2025 annual base salary.

(2)

For Mr. Jackson, Mr. Chilton and Ms. Gordon, the cash severance for termination without cause or by the Executive for good reason would be paid to the Executive in a lump sum within two and one half months following the Executive’s separation from service in an amount equal to (i) 150% of each Executive’s current base salary for the fiscal year in which the termination occurs, plus (ii) an amount equal to 55% of the Executive’s current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.

If within two years following a change in control, Mr. Jackson, Mr. Chilton or Ms. Gordon has a qualifying termination, a lump sum cash severance would be paid to the Executive within two and one half months following the Executive’s separation from service in an amount equal to 310% of the Executive’s current base salary for the fiscal year in which the qualifying termination occurs.

Following a change in control without a qualifying termination of Mr. Jackson, Mr. Chilton, or Ms. Gordon, a cash payment would be paid to the Executive in a lump sum within 60 days following the change in control in an amount equal to the Executive’s incentive bonus under the EICP for the fiscal year in which the change in control occurs, calculated based on actual performance up to the date of the change in control and prorated based on the number of days in such fiscal year that elapsed as of the date of the change in control. In this example, the cash payment equals each Executive’s incentive bonus included in the Summary Compensation Table for Fiscal 2025.

(3)

We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control for Mr. Jackson, Mr. Chilton, and Ms. Gordon. For Mr. Worden, we would have provided out-placement services at a cost not to exceed $10,000 in the event of a qualifying termination following a change in control or in the event he was terminated by us without cause or by him for good reason.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, Mr. Worden, Mr. Jackson, Mr. Chilton, and Ms. Gordon would be paid an amount equal to 18 times the monthly COBRA premium rate within two and one half months following the separation from service. Based on current healthcare benefits in place, the monthly COBRA premium rate for each of these Executives is calculated using the COBRA rate for a family.

(5)

The 2017 Equity Plan, under which our RSUs and PSUs outstanding on January 31, 2026 were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of the Executive’s PSUs based on our performance, measured as of the later of the determination date for such PSUs and the date of death or disability, as well as full, immediate vesting of all RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested PSUs determined to have been earned based on our performance and held by each Executive on January 31, 2026, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and January 31, 2026 and the denominator of which is the number of months in the vesting period; plus (ii) the number of unvested service-based RSUs held by each Executive on January 31, 2026, and then multiplying the result by $19.06, the closing price of our common stock on January 30, 2026, the last trading day of Fiscal 2025; plus (iii) the amount of deferred cash dividends that would have been paid upon vesting.

(6)

The award agreements for the service-based RSUs granted to each Executive provide for immediate vesting upon a termination of the Executive without cause or by the Executive for good reason. The award agreements for the PSUs granted to each Executive in Fiscal 2025 provide for immediate vesting if a termination of the Executive without cause or by the Executive for good reason occurs after the determination date and before the vesting date. The outstanding unvested PSUs that were granted to the Executives in Fiscal 2024 are forfeited upon a termination of the Executive without cause or by the Executive for good reason, except for Mr. Worden. For Mr. Worden, any such unvested Fiscal 2024 PSUs that were earned based on our actual performance for Fiscal 2024 and thus are subject solely to service-based vesting restrictions would immediately vest upon his termination without cause or by him for good reason. In this example, the value was calculated by multiplying $19.06, the closing price of our common stock on January 30, 2026, the last trading day of Fiscal 2025, by the number of service-based RSUs granted to the Executive and, in the case of Mr. Worden, the PSUs granted in Fiscal 2024 earned by him that were subject solely to service-based vesting restrictions and that were unvested and held by such Executive on January 31, 2026, and then adding the amount of deferred cash dividends that would have been paid upon vesting. No PSUs granted in Fiscal 2025 were included in this calculation, as the determination date did not occur until March 3, 2026.

(7)

The award agreements for the PSUs outstanding as of January 31, 2026 provide that if the PSUs are not continued, assumed or replaced in connection with a change in control, or upon a qualifying termination of the Executive following a change in control, such PSUs will fully vest. All RSUs vest following a change in control, whether or not there is a qualifying termination of the Executive.

In this example, for a qualifying termination following a change in control, the value was calculated by multiplying $19.06, the closing price of our common stock on January 30, 2026, the last trading day of Fiscal 2025, by the sum of the number of unvested PSUs and RSUs held by each Executive on January 31, 2026,and then adding the amount of deferred cash dividends that would have been paid upon vesting.

In this example of a change in control without a qualifying termination, the value was calculated by multiplying $19.06, the closing price of our common stock on January 30, 2026, the last trading day of Fiscal 2025, by the number of unvested RSUs held by each Executive on January 31, 2026, and then adding the amount of deferred cash dividends that would have been paid upon vesting.

Payments to Mr. Worden upon his Separation from the Company:

Upon Mr. Worden's separation from the Company on February 24, 2026, which was treated as a termination without cause, he received the following pursuant to the terms of the Amended Worden Agreement:

Description of Payout and/or Accelerated Vesting
Cash severance/payment (1)	$4,532,584
Out-placement services (2)	10,000
Medical and dental benefits (3)	61,257
Equity awards, accelerated vesting (4)	3,707,291
Total	$8,311,132

(1)

Includes (i) the cash payment equal to the incentive bonus Mr. Worden would have received under the EICP for Fiscal 2025 if he had been employed by us on the payment date of the incentive bonus, based on our actual Fiscal 2025 performance, or 80.1% of his Fiscal 2025 annual base salary, plus (ii) the lump sum payment equal to 150% of the sum of (A) Mr. Worden’s annual base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (B) his targeted incentive bonus for Fiscal 2025, plus (iii) his earned but unused paid time off.

(2)	We will provide out-placement services to Mr. Worden at a cost not to exceed $10,000.

(3)

Represents the lump sum payment equal to 18 times the monthly COBRA premium rate. Based on Mr. Worden’s healthcare benefits in place at the time of his termination, the monthly COBRA premium rate was calculated using the COBRA rate for a family.

(4)

The award agreements for the service-based RSUs granted to Mr. Worden provided for immediate vesting upon his termination without cause. In addition, under the terms of the Amended Worden Agreement, Mr. Worden’s unvested PSUs that were granted in Fiscal 2024 and were subject solely to service-based vesting restrictions vested immediately upon his termination without cause. This amount was calculated by multiplying $21.01, the closing price of our common stock on February 24, 2026, the date of his separation from service, by the number of RSUs and PSUs that vested upon his termination on February 24, 2026, and then adding the amount of deferred cash dividends that were paid upon vesting.

Mr. Edwards

On September 24, 2025, we provided notice to Mr. Edwards that we elected not to renew the term of his amended and restated employment and noncompetition agreement. As a result, his amended and restated employment agreement terminated on October 31, 2025. Pursuant to the award agreements governing his outstanding PSU and RSU agreements:

•
In the case of Mr. Edwards’ death or disability, all of his unvested outstanding RSUs will vest and a prorated number of his unvested outstanding PSUs will vest, with such proration based on a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and the date of his death or disability and the denominator of which is the number of months in the vesting period. The value of the RSUs and PSUs that would have vested upon Mr. Edwards’ death or disability on January 31, 2026, using the $19.06 closing price of our common stock on January 30, 2026, the last trading day of Fiscal 2025, plus the amount of deferred cash dividends that would have been paid upon vesting, was $434,058.
•
In the case of a termination by us without cause or by Mr. Edwards for good reason, all of the unvested outstanding RSUs granted to him in Fiscal 2023, Fiscal 2024 and Fiscal 2025 will vest. The value of the RSUs that would have vested upon a termination by Mr. Edwards without cause or by him for good reason on January 31, 2026, using the $19.06 closing price of our common stock on January 30, 2026, plus the amount of deferred cash dividends that would have been paid upon vesting, was $285,374.
•
In the case of a change in control with a qualifying termination, all of his unvested outstanding RSUs and PSUs will vest. The value of Mr. Edwards’ RSUs and PSUs that would have vested upon a change in control with a qualifying termination on January 31, 2026, using the $19.06 closing price of our common stock on January 30, 2026, plus the amount of deferred cash dividends that would have been paid upon vesting, was $603,973.
•
In the case of a change in control without a qualifying termination, all of the unvested outstanding RSUs granted to him in Fiscal 2023, Fiscal 2024 and Fiscal 2025 will vest. The value of Mr. Edwards’ RSUs that would have vested upon a change in control without a qualifying termination on January 31, 2026, using the $19.06 closing price of our common stock on January 30, 2026, plus the amount of deferred cash dividends that would have been paid upon vesting, was $285,374.

Mr. Edwards would be subject to certain confidentiality terms and a one-year non-solicitation provision under the 2017 Equity Plan.

Mr. Weaver

On January 15, 1993, we entered into a noncompetition agreement with Mr. Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee.

Pay Versus Performance Compensation Table

For Fiscal 2025, Fiscal 2024, Fiscal 2023, Fiscal 2022, and Fiscal 2021, the following table sets forth a comparison of amounts disclosed in the Summary Compensation Table (“SCT”) for our Executives to the total compensation actually paid (“CAP”) to our Executives, calculated in accordance with the SEC’s guidelines, and a comparison of the Company’s total shareholder return (“TSR”) to a peer group TSR and certain other financial performance metrics.

	SCT total in	CAP in year	SCT total in	CAP in year	Average SCT	Average CAP
	year holding	holding PEO	year holding	holding PEO	total for non-	to non-PEO
Year	PEO Office	Office	PEO Office	Office	PEO named	named
	(Worden)	(Worden)	(Sifford)	(Sifford)	executive	executive
	(1)	(1)	(1)	(1)	officers	officers
					(2) (5)	(2) (5)

(a)	(b)	(c)	(b)	(c)	(d)	(e)
2025	$4,058,347	$970,756	N/A	N/A	$1,129,651	$896,060
2024	$5,004,173	$4,976,885	N/A	N/A	$1,217,321	$1,211,250
2023	$3,450,895	$2,076,755	N/A	N/A	$932,794	$505,613
2022	$4,007,544	$3,633,987	N/A	N/A	$1,377,243	$1,200,218
2021	$2,181,767	$3,084,893	$1,850,691	$2,549,441	$1,224,336	$1,563,415

			Net	Diluted
	Value of initial fixed $100		Income	Net
Year	investment based on:		(In	Income
			Millions)	per
	Our	Peer		Share
	TSR	group		(4)
		TSR (3)

(a)	(f)	(g)	(h)	(i)
2025	$91	$100	$52.3	$1.90
2024	$122	$93	$73.8	$2.68
2023	$116	$82	$73.3	$2.68
2022	$120	$80	$110.1	$3.96
2021	$142	$90	$154.9	$5.42

The charts that follow set forth the calculation of CAP for our PEO and non-PEO Executives for Fiscal 2025. In the years presented, we did not issue any stock options and no Executives received any pension benefits.

(1)
On March 18, 2021, the Board unanimously elected Mr. Worden as our next President and Chief Executive Officer and our principal executive officer (“PEO”), effective September 30, 2021. Mr. Worden succeeded Mr. Sifford, who stepped down as our Chief Executive Officer effective September 30, 2021 but continued to serve in the role of Vice Chairman of the Board. In Fiscal 2021, the year of transition, the table above reflects the total compensation set forth in the SCT and the CAP for the full fiscal year for both Executives.

The following chart reconciles the total compensation set forth in the SCT to the CAP in Fiscal 2025 for Mr. Worden.

Mr. Worden
2025
SCT - Total	$4,058,347
Less: Grant Date Fair Value of Current Year Awards	(2,795,577)
Add: Fair Value of Unvested Current Year Awards	990,396
Add: Fair Value at Current Year End of Unvested Prior Year Awards	2,215,191
Less: Fair Value at Prior Year End of Unvested Prior Year Awards	(3,144,967)
Add: Value at Vest of Prior Year Awards Vesting in Current Year	1,529,470
Less: Fair Value at Prior Year End of Awards Vesting in Current Year	(1,882,104)
CAP	$970,756

(2)

The following chart reconciles the total compensation set forth in the SCT to the CAP for Fiscal 2025 for each Executive other than Mr. Worden. We have separately identified the persons holding the position of Chief Financial Officer (Mr. Jackson), Chief Merchandising Officer (Ms. Gordon) and Chief Operating Officer (Mr. Chilton), as of our Fiscal 2025 year end.

Fiscal 2025	Jackson	Chilton	Gordon	Others	Average
SCT - Total	$935,198	$1,951,878	$1,272,953	$1,488,228	$1,129,651
Less: Grant Date Fair Value of Current Year Awards	(421,200)	(713,668)	(483,102)	(510,662)	(425,726)
Add: Fair Value of Unvested Current Year Awards	381,200	504,099	341,231	290,055	303,317
Add: Fair Value at Current Year End of Unvested Prior Year Awards	-	529,716	327,279	286,834	228,766
Less: Fair Value at Prior Year End of Unvested Prior Year Awards	-	(752,052)	(464,647)	(407,226)	(324,785)
Add: Value at Vest of Current Year Awards Vesting in Current Year	-	-	-	100,018	20,004
Add: Value at Vest of Prior Year Awards Vesting in Current Year	-	370,224	255,018	137,394	152,527
Less: Fair Value at Prior Year End of Awards Vesting in Current Year	-	(455,582)	(313,815)	(169,071)	(187,694)
CAP	$895,198	$1,434,615	$934,917	$1,215,570	$896,060

(3)
The selected peer group is the S&P Retail Select Industry Index (SPSIRE). This is the same peer group used in our TSR performance graph included in our Annual Report to Shareholders for Fiscal 2025.
(4)
Diluted Net Income per Share, which was the performance measure utilized for our PSUs granted in Fiscal 2025, was selected as our most important financial measure. PSUs comprise the largest portion of Mr. Worden’s Fiscal 2025 target compensation (Base salary 20%, EICP 26%, PSUs 32%, and RSUs 22%) and averaged approximately 15% of the total target compensation for Messrs. Jackson and Chilton and Ms. Gordon in Fiscal 2025.
(5)
The non-PEO named executive officers for Fiscal 2025 were Messrs. Jackson, Chilton, Edwards and Weaver and Ms. Gordon. The non-PEO named executive officers for Fiscal 2024 were Messrs. Edwards, Carl N. Scibetta, Chilton and Sifford. The non-PEO named executive officers for Fiscal 2023 were Messrs. Edwards, Scibetta, Chilton and Sifford, as well as Mr. Jackson and Erik D. Gast. The non-PEO named executive officers for Fiscal 2022 were Messrs. Edwards, Scibetta, Chilton and Jackson. The non-PEO named executive officers for Fiscal 2021 were Messrs. Edwards, Scibetta, Chilton, Jackson and Timothy T. Baker.

Comparison of CAP to Company TSR and Peer Group TSR

CAP VS. COMPANY AND PEER GROUP TSR
CAP (In Thousands)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
TSR- Value of Initial Fixed $100 Investment
$150
$100
$50
$-
2021
2022
2023
2024
2025
PEO CAP
Avg. Non-PEO CAP
SCVL TSR
Peer Group TSR

Comparison of CAP to Net Income and Diluted Net Income Per Share (“EPS”)

CAP VS. NET INCOME
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
CAP (In Thousands)
$200
$150
$100
$50
$-
Net Income (In Millions)
2021
2022
2023
2024
2025
PEO CAP
Avg. Non-PEO CAP
Net Income

CAP VS. DILUTED NET INCOME PER SHARE
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
CAP (In Thousands)
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
Diluted Net Income per Share
2021
2022
2023
2024
2025
PEO CAP
Avg. Non-PEO CAP
Diluted Net Income per Share

Tabular Presentation of Our Most Important Performance Measures

The four items listed below represent the most important performance metrics we used to determine CAP for Fiscal 2025, as further described in our Compensation Discussion and Analysis within the sections titled “Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2025 Outcomes ― Annual Cash Incentives under the EICP” and “―Long-Term Equity-Based Incentives under the 2017 Equity Plan.”

Most Important Performance Measures
● Diluted Net Income per Share
● Operating Income
● Net Sales
● Comparable store sales

Diluted Net Income per Share is the single performance measure for PSUs issued in each of the last four fiscal years. Operating Income is the single performance measure for our EICP in each of the last four fiscal years. Net Sales and comparable store sales are two of our most important financial performance measures that drive both Diluted Net Income per Share and Operating Income.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark J. Worden, our Chief Executive Officer in Fiscal 2025 (our “CEO”).

For Fiscal 2025, our last completed fiscal year:

•
the median of the annual total compensation of all employees of our Company (other than our CEO) was $25,637; and
•
the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $4,058,347.

Based on this information, for Fiscal 2025, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 158:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2025 of 5,200 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 20, 2025. The date selected aligns with the period for which total taxable compensation used to identify our median employee was calculated.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which includes annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table. The total compensation of our median employee, a part-time store associate, was determined to be $25,637. This total compensation amount for our median employee was then compared to the total compensation of our CEO. Our method for identifying the median employee was unchanged from Fiscal 2024.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods. The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees. As of December 20, 2025, approximately 56% of the members of our workforce were part-time, temporary or seasonal employees. As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO. Excluding all part-time, temporary and seasonal employees, we had 2,315 full-time employees as of December 20, 2025. Using the same methodology described above, we identified our median full-time employee for Fiscal 2025. The total annual compensation of our median full-time employee was $38,542 for Fiscal 2025. Based on this information, for Fiscal 2025, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 105:1.

DIRECTOR COMPENSATION

Non-Employee Directors

Our non-employee directors receive the following:

Annual Cash Retainer	$80,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Corporate Governance Committee	$7,500
Annual Committee Member Cash Retainer (Including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Corporate Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears. No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. In addition to these cash payments, our non-employee directors received restricted shares valued at approximately $100,000 as of the date of grant under the 2017 Equity Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders. The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 31, 2026.

			All Other
	Fees Earned or	Stock Awards	Compensation
Name (1)	Paid in Cash	(2)	(3)	Total
James A. Aschleman	$112,500	$100,018	$1,592	$214,110
Andrea R. Guthrie	$110,000	$100,018	$1,592	$211,610
Diane E. Randolph	$102,500	$100,018	$1,592	$204,110
Charles B. Tomm	$127,500	$100,018	$1,592	$229,110

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors ― Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 14 to the Notes to Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

Each non-employee director then in office was awarded 5,306 shares of restricted stock under the 2017 Equity Plan on June 25, 2025, with a grant date fair value of $100,018 based on the closing market price of our common stock on that day and those shares vested on January 2, 2026. As of January 31, 2026, no shares of restricted stock were held by any of our non-employee directors.

Stock Ownership Guidelines for Non-Employee Directors

We believe the stock ownership guidelines further serve to align the interests of our non-employee directors with those of our shareholders. Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017 and March 2021, our non-employee directors are required to own shares valued at five times their annual Board cash retainer. For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership requirements.

Unless otherwise determined by the Compensation Committee, until a non-employee director has reached his or her ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually. The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2026 meeting, using a valuation date of January 31, 2026, our Fiscal 2025 year end. Of our current non-employee directors, Ms. Guthrie and Mr. Tomm met the ownership requirements, as amended, as of that valuation date.

Employee Directors

J. Wayne Weaver

Effective February 1, 1993, Mr. Weaver became our employee and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. The compensation paid during Fiscal 2025 to Mr. Weaver is included in the Summary Compensation Table. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Clifton E. Sifford

On September 30, 2021, we entered into a letter agreement with Mr. Sifford (the “2021 Letter Agreement”) governing his employment as our Vice Chairman. The 2021 Letter Agreement did not provide for any payments upon Mr. Sifford’s termination or upon a change in control, but did contain non-competition, non-solicitation and non-disparagement provisions to which Mr. Sifford was subject during the term of the 2021 Letter Agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

In Fiscal 2025, Mr. Sifford received a base salary of $300,000 per year for his service as Vice Chairman of the Board, payable one-half in cash and one-half in an equity award, and an additional monthly stipend of $2,957 for his service. The equity award was granted to Mr. Sifford pursuant to the Company’s equity incentive plan and restrictions lapsed on January 2, 2026.

On March 5, 2026, we entered into a new letter agreement with Mr. Sifford (the “2026 Letter Agreement”), which acknowledges his employment as Interim President and Chief Executive Officer of the Company effective as of February 24, 2026, and his continued service as Vice Chairman of the Board. The 2026 Letter Agreement supersedes the 2021 Letter Agreement. Under the terms of the 2026 Letter Agreement, commencing effective February 24, 2026 and continuing throughout the period he serves as Interim President and Chief Executive Officer and Vice Chairman of the Board of the Company, Mr. Sifford (1) will receive an annual base salary of $1,000,000, (2) will continue to receive an additional monthly stipend in the amount of $2,957, (3) will receive a monthly automobile allowance in the amount of $1,100, and (4) will be eligible to participate in the EICP, as well as any other employee benefit plans, practices and programs maintained by the Company. The 2026 Letter Agreement also contains non-competition, non-solicitation and non-disparagement provisions to which Mr. Sifford is subject during the term of the 2026 Letter Agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

Mark J. Worden

The compensation paid during Fiscal 2025 to our former President and Chief Executive Officer and former director, Mark J. Worden, is included in the Summary Compensation Table.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal 2026 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee. A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2026.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for Fiscal 2025 and Fiscal 2024 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2025	2024
Audit fees (1)	$905,261	$919,824
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (2)	$1,895	$1,895

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting and incorporating the audited financial statements into new and open registration statements filed on Form S-8.

(2)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For Fiscal 2025, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 0.2% of the total fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. Deloitte, the Company’s independent registered public accounting firm, is responsible for performing the audit of the Company’s consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company’s financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company’s internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the PCAOB and the SEC. This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee’s review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, as filed with the SEC.

Audit Committee
Charles B. Tomm (Chair)
James A. Aschleman
Andrea R. Guthrie
Diane E. Randolph

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO SHOE STATION GROUP, INC.

Our Board has approved, and recommends that our shareholders approve, an amendment to our amended and restated articles of incorporation (our “articles of incorporation”) to change the name of our Company from Shoe Carnival, Inc. to Shoe Station Group, Inc.

As discussed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, during Fiscal 2025, we rebannered 101 stores into Shoe Station stores, and at the end of Fiscal 2025, Shoe Station bannered stores represented approximately 34% of our total fleet, compared to 10% at the end of Fiscal 2024. The proposed corporate name change to Shoe Station Group, Inc. reflects our Board’s conviction that the Shoe Station concept is our primary long-term growth vehicle. The name “Shoe Station Group, Inc.” signals our commitment to scaling Shoe Station from a regional concept into a national family footwear retailer. Including “Group” in the name acknowledges our multi-banner heritage and our expectation that, in markets where Shoe Carnival has historically been a dominant family footwear retailer, the stores in those markets will continue to operate under the Shoe Carnival banner.

We believe that aligning our corporate identity with our primary long-term growth vehicle and also signaling the capacity to operate multiple banners will provide clarity to shareholders, customers, vendor partners and other stakeholders regarding our strategic direction. As a result, our Board believes that it is in the best interests of the Company and our shareholders to change our name. The name change will not have any effect on the rights of our existing shareholders.

If the proposed amendment is approved, Article I of our articles of incorporation will be amended and restated in its entirety to read as follows:

“ARTICLE I

The name of the Corporation is Shoe Station Group, Inc.”

If approved by our shareholders, the proposed amendment will become effective upon the filing of articles of amendment to our articles of incorporation with the Indiana Secretary of State. Upon approval of this proposal and the filing of the articles of amendment with the Indiana Secretary of State, our Board will amend our by-laws to replace any references to “Shoe Carnival, Inc.” with “Shoe Station Group, Inc.”

Our common stock is currently listed for trading on Nasdaq under the symbol “SCVL.” If the amendment is approved and the name change becomes effective, our common stock will continue to be listed on Nasdaq. We expect that our common stock will begin trading under a new Nasdaq symbol, which we have already reserved, at the time we effect our name change.

If the name change becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will shareholders be required to exchange outstanding stock certificates for new stock certificates as a result of the name change. After the name change, all newly issued and transferred shares will be held in direct registration accounts and, together with uncertificated shares currently held in direct registration accounts, will bear the name “Shoe Station Group, Inc.”

If the name change is not approved, the proposed amendment to our articles of incorporation will not be made and the name of the Company and our ticker symbol for trading our common stock on Nasdaq will remain unchanged. In making this recommendation, our Board is retaining the ability to, without further vote by our shareholders, delay or abandon the proposed name change at any time if the Board concludes that such action would be in the best interests of the Company and our shareholders.

The Board unanimously recommends that our shareholders vote FOR the approval of the amendment to our articles of incorporation to change our name from Shoe Carnival, Inc. to Shoe Station Group, Inc.

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During Fiscal 2025, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 2026, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive listed in the Summary Compensation Table for Fiscal 2025, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All percentages in the table are based on 27,538,278 shares of our common stock outstanding on March 31, 2026.

		Number of Shares	Percent of
Name	Note	Beneficially Owned	Class
J. Wayne Weaver and Delores B. Weaver	(1)	8,677,328	31.5%
Clifton E. Sifford		299,799	1.1%
Mark J. Worden	(2)	210,374	*
W. Kerry Jackson		150,489	*
Marc A. Chilton		30,941	*
Tanya E. Gordon		3,926	*
Patrick C. Edwards		13,275	*
James A. Aschleman		20,288	*
Andrea R. Guthrie		24,405	*
Diane E. Randolph		14,988	*
Charles B. Tomm	(3)	39,772	*
All current executive officers and directors as a group (9 persons)		9,261,936	33.6%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	(4)	1,438,037	5.2%
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	(5)	1,774,677	6.4%
Copeland Capital Management, LLC 161 Washington St, Suite 1325 Conshohocken, PA 19428	(6)	1,624,827	5.9%

* Less than 1%.

(1)

J. Wayne and Delores B. Weaver are husband and wife. Their mailing address is 1800 Innovation Point, Fort Mill, SC 29715. Mr. Weaver individually owns 4,177,482 shares and Mrs. Weaver individually owns 4,499,846 shares.

(2)

Represents the number of shares held by Mr. Worden on February 24, 2026, the date of his separation from the Company, and includes the shares received upon the accelerated vesting of certain of his outstanding RSUs and PSUs upon his separation.

(3)	Includes 2,000 shares held by Mr. Tomm’s spouse.

(4)

Information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 21, 2026. BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 1,410,766 shares and sole dispositive power with respect to 1,438,037 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; and BlackRock Fund Managers Ltd.

(5)

Information is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on April 15, 2025. Dimensional is a registered investment advisor and has sole voting power with respect to 1,730,575 shares and sole dispositive power with respect to 1,774,677 shares. All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares. These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(6)

Information is based solely on a Schedule 13G filed by Copeland Capital Management, LLC with the SEC on January 29, 2026. Copeland Capital Management, LLC is a registered investment advisor and has sole voting power with respect to 1,122,823 shares and shared dispositive power with respect to 1,520,739 shares.

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2027 annual meeting of shareholders pursuant to SEC Rule 14a-8 is December 30, 2026.

In order to be considered at the 2027 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders’ meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board or to propose any other business to be brought before the annual meeting, the shareholder must be entitled to vote at the meeting and must give timely written notice of the nomination or proposed business to our Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal office by the close of business not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, so must be delivered to or mailed and received not earlier than February 10, 2027 and not later than March 12, 2027. In the event that that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made of the date of such meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc. Board, c/o Lead Independent Director, 1800 Innovation Point, Fort Mill, South Carolina 29715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report, the Report of the Audit Committee and the disclosure under “Executive Compensation – Pay Versus Performance Compensation Table” shall not be incorporated by reference in any such filings. The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Annual Report to Shareholders for Fiscal 2025 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 as filed with the SEC, including the financial statements but excluding exhibits, may be obtained without charge upon written request. Requests should be directed to Investor Relations at Shoe Carnival, Inc., 1800 Innovation Point, Fort Mill, South Carolina 29715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

Your vote matters – here’s how to vote You may vote online or by phone instead of mailing this card Votes submitted electronically must be received by 11:59 P.M., EDT, on June 9, 2026. Online Go to www.envisionreports.com/SCVL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCVL Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Against Abstain 01 - Diane E. Randolph 02 - J. Wayne Weaver For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers For Against Abstain 3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2026 For Against Abstain 4. To approve an amendment to the Company’s articles of incorporation to change the Company’s name to Shoe Station Group, Inc. Note: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the annual meeting of shareholders and any adjournment(s) or postponement(s) thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign Date (mm/dd/yyyy) — Please print date below Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box. 049NOB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on June 10, 2026. The notice of annual meeting of shareholders, proxy statement and annual report to shareholders are available at: www.envisionreports.com/SCVL. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCVL IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Shoe Carnival, Inc. Proxy Solicited on Behalf of The Board For The Annual Meeting of Shareholders to be held on June 10, 2026 The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. that the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Shoe Carnival, Inc. Corporate Headquarters located at 1800 Innovation Point, 5th Floor, Fort Mill, South Carolina 29715 on Wednesday, June 10, 2026, at 11:00 a.m., EDT, or at any adjournment or postponement thereof, on the matters shown on the reverse side of this card and, in their judgment and discretion, on such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of each of the nominees listed under Proposal 1 and FOR Proposals 2, 3 and 4. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) C Non-Voting Items Change of Address — Please print new address below